Exhibit 2.2

CONFIDENTIAL	Execution Version

PURCHASE AND SALE AGREEMENT

BY AND AMONG

GIP III TROPHY GP 2, LLC,

GIP III TROPHY ACQUISITION PARTNERS, L.P.,

MEDALLION MANAGEMENT, L.P.

AND

ONEOK, INC.

August 28, 2024

i

Exhibits

Exhibit A – Accounting Principles and Sample Calculations

Exhibit B – Form of Assignment Agreement

Exhibit C – Form of Mutual Release

Exhibit D – Form of Escrow Agreement

Exhibit E – Joinder Agreement

Disclosure Schedule

Section 1.01(a)	–	Sellers Knowledge Persons
Section 1.01(b)	–	Permitted Liens
Section 1.01(c)		Transaction Expenses
Section 2.03(a)	–	Payoff Letters
Section 3.02(a)	–	Partnership Group Conflicts
Section 3.02(b)	–	Partnership Group Consents and Approvals
Section 3.03(a)	–	Partnership Interests
Section 3.04(a)	–	Financial Statements of the Partnership
Section 3.04(b)	–	Financial Statements of the Partnership; Exceptions
Section 3.04(e)	–	Financial Statements of MMA
Section 3.04(f)	–	Financial Statements of MMA; Exceptions
Section 3.04(i)	–	Financial Statements of MMP
Section 3.04(j)	–	Financial Statements of MMP; Exceptions
Section 3.04(l)	–	Actions Following Effective Time
Section 3.05	–	Compliance with Applicable Laws
Section 3.06		Permits
Section 3.07	–	Litigation; Orders
Section 3.08(a)	–	Real Property
Section 3.09	–	Environmental Matters
Section 3.10	–	Taxes
Section 3.11	–	Material Contracts
Section 3.12(a)	–	Intellectual Property Contracts
Section 3.12(b)	–	Partnership Group Intellectual Property Rights
Section 3.12(c)	–	Partnership Group Registered Intellectual Property
Section 3.13(b)	–	Benefit Plans
Section 3.13(d)	–	Actions by Employees
Section 3.13(g)	–	Change of Control Benefit Plans
Section 3.14	–	Insurance
Section 3.15	–	Broker’s Commissions
Section 3.16	–	Absence of Changes
Section 3.18		Bonds
Section 3.19		Capital Commitments
Section 3.20		Affiliate Transactions
Section 5.03(a)	–	Sellers Conflicts
Section 5.03(b)	–	Sellers Consents and Approvals
Section 7.01	–	Interim Period Operations
Section 7.10(a)		Transaction-Related Bonuses

Purchaser Disclosure Schedule

Section 1.01	–	Purchaser Knowledge Persons
Section 6.03(a)	–	Purchaser Conflicts
Section 6.03(b)	–	Purchaser Consents and Approvals

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of August 28, 2024 (the “Signing Date”), is entered into by and among GIP III Trophy GP 2, LLC, a Delaware limited liability company (the “General Partner”), GIP III Trophy Acquisition Partners, L.P., a Delaware limited partnership (“Trophy Acquisition”), Medallion Management, L.P., a Delaware limited partnership (“Medallion Management,” and together with the General Partner and Trophy Acquisition, collectively, the “Sellers,” and each individually, a “Seller”), and ONEOK, Inc., an Oklahoma corporation (the “Purchaser”). The Sellers and the Purchaser are referred to in this Agreement from time to time each as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, the General Partner has been admitted as the general partner of GIP III Trophy Intermediate Holdings, L.P., a Delaware limited partnership (the “Partnership”), without having acquired a partnership interest of the Partnership (such admission and the rights and obligations associated therewith, the “General Partner Interests”);

WHEREAS, Trophy Acquisition and Medallion Management collectively own 100% of the issued and outstanding limited partnership interests of the Partnership (such limited partnership interests, the “Partnership Interests”);

WHEREAS, the Partnership owns, directly or indirectly, 100% of the issued and outstanding membership interests or limited partnership interests, as applicable, of the Partnership Subsidiaries (collectively, the “Subsidiary Interests”);

WHEREAS, the Partnership indirectly owns 40.0% of the issued and outstanding membership interests of MMP (the “MMP Interests”); and

WHEREAS, subject to the terms and conditions of this Agreement, the Sellers desire to sell, assign, transfer and convey to the Purchaser, and the Purchaser desires to purchase and acquire from the Sellers, the General Partner Interests and the Partnership Interests (collectively, the “Purchased Interests”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS AND CONSTRUCTION

Section 1.01 Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Accounting Principles Consistently Applied” means GAAP, with such adjustments thereto or deviations therefrom consistently applied in the preparation of the sample calculations set forth on Exhibit A.

“Action” means any notice of violation, citation, action, claim, suit, charge, complaint, audit, investigation, arbitration or similar proceeding by or before any Governmental Authority.

“Adjusted Purchase Price” has the meaning given to it in Section 2.01(b).

“Affiliate” with respect to any Person, means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. As used in this definition, the term “control,” including the correlative terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, no member of the GIP Group shall be deemed an Affiliate of the Sellers or any of the Sellers’ Subsidiaries under this Agreement other than for purposes of Section 3.23(b) (Disclaimer), Section 7.03 (Access), Section 7.05 (Insurance), Section 7.07 (Books and Records), Section 12.03 (No Survival), Section 12.15 (Non-Recourse), Section 12.16 (Privileged Communications), the definition of “Contributed Cash” and the definition of “Distributed Cash”. For avoidance of doubt, each member of the Partnership Group shall be an Affiliate of the Sellers prior to the Closing, and each member of the Partnership Group shall be an Affiliate of the Purchaser from and after the Closing.

“Affiliate Contract” has the meaning given to it in Section 3.11(a)(ii).

“Agreed Tax Treatment” has the meaning given to it in Section 10.08(a).

“Agreement” has the meaning given to it in the preamble.

“Allocation” has the meaning given to it in Section 10.08(b).

“Assignment Agreement” has the meaning given to it in Section 2.03(b).

“Base Purchase Price” means $2,434,300,000.

“Benefit Period” has the meaning given to it in Section 7.10(b).

“Benefit Plan” means each (a) “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (whether or not such plan is subject to ERISA), and (b) pension, profit-sharing, savings, retirement, incentive compensation, bonus, commission or deferred compensation, retention, severance, termination or change in control, equity purchase, equity option, phantom equity or other equity-based compensation, vacation practice or other paid time off, disability, death benefit, group insurance, hospitalization, medical, dental, life or other employee benefit, fringe benefit or compensation plan, program, arrangement, agreement, policy or commitment which is not described in clause (a) above.

“Books and Records” means all documents, instruments, papers, books and records, books of account, files, data and certificates of the Target Companies, including the Target Companies’ Organizational Documents.

“Business” means the entire existing business and operations carried on by the Target Companies as of the Signing Date in the manner conducted as of the Signing Date.

“Business 401(k) Plan” has the meaning given to it in Section 7.10(e).

“Business Benefit Plan” has the meaning given to it in Section 3.13(b).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the State of Texas are authorized or obligated to close.

“Business Employee” means all employees on the payroll of a member of the Partnership Group or co-employed by a member of the Partnership Group.

“Capital Projects” has the meaning given to it in Section 3.19.

“Cash” means all cash and cash equivalents, including deposits, marketable securities, any checks received (but not yet deposited), any drafts and wires issued (but not yet drawn) and any cash collateral accounts, but excluding Restricted Cash.

“Central Prevailing Time” means the time of day in Dallas, Texas.

“Closing” has the meaning given to it in Section 2.02.

“Closing Date” means the date on which the Closing occurs.

“Closing Election” has the meaning given to it in Section 2.02.

“Closing Escrow Funds” means $25,000,000.

“Closing Transaction Expenses” means the aggregate amount of Transaction Expenses as of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Medallion Gathering & Processing, LLC and the Purchaser, dated February 14, 2024.

“Consents” means any consents, approvals, exemptions, waivers, authorizations, filings, registrations or notifications.

“Construction and Operating Agreement” means that certain Construction and Operating Agreement, by and between MMP and Medallion Operating Company, LLC.

“Continuing Employee” means each Business Employee who is employed on the payroll of a member of the Partnership Group immediately prior to the Closing.

“Contract” means any written or binding oral agreement, contract, lease, license, loan, debenture, note, bond, mortgage, indenture, or other legally binding instrument, commitment, arrangement or undertaking (including the Target Leases and Target Easements, but excluding, for the avoidance of doubt, any Permits).

“Contributed Cash” means any amounts of Cash contributed by the Sellers or their Affiliates (excluding any Target Company) to any Target Company between the Effective Time and Closing (without duplication) (excluding any contributions the proceeds of which were used to pay down Indebtedness for borrowed money).

“COTS” means generally available, commercial “off-the-shelf,” “click-wrap,” “shrink-wrap” or “browser-wrap” software (a) that is licensed to any member of the Target Companies on a non-exclusive basis and (b) with a replacement cost or aggregate annual license and maintenance fee of not more than $100,000.

“Covered Persons” has the meaning given to it in Section 7.06(a).

“D&O Insurance” has the meaning given to it in Section 7.06(b).

“Disclosure Schedule” means the disclosure schedule prepared by the Sellers and attached to this Agreement.

“Dispute Notice” has the meaning given to it in Section 2.05(b).

“Dispute Period” has the meaning given to it in Section 2.05(b).

“Disputed Item” has the meaning given to it in Section 2.05(b).

“Distributed Cash” means any dividends or distributions made by a Target Company to the Sellers or their Affiliates (excluding the Target Companies), in each case between the Effective Time and Closing.

“DoublePoint Group” has the meaning given to it in the MMP LLCA.

“DP Change in Control Notice” has the meaning given to it in Section 7.12.

“DP Exercise” has the meaning given to it in Section 7.12.

“Easement” means any Contract granting an easement, right-of-way, servitude or similar non-possessory interest in any real property.

“Effective Time” means 12:01 a.m. Central Prevailing Time on July 1, 2024.

“Effective Time Cash” means the aggregate amount of (a) the Cash of the Partnership Group, plus (b) the pro rata portion of the Cash of the MMP Group (based on the Partnership Group’s percentage equity interest in the MMP Group), in each case as of the Effective Time.

“Effective Time Indebtedness” means the aggregate amount of (a) the Indebtedness of the Partnership Group, plus (b) the pro rata portion of the Indebtedness of the MMP Group (based on the Partnership Group’s percentage equity interest in the MMP Group), in each case as of the Effective Time.

“Emergency Operations” means the operations necessary or advisable to respond to or alleviate the imminent or immediate compromise of (a) the health or safety of any Person or the environment, (b) the safety or operations of the Business, (c) the validity of a Permit or (d) compliance with any Contract or Law to which a Target Company is a party or subject.

“Engagement Date” has the meaning given to it in Section 2.05(e).

“Environmental Law” means any Law, in effect on or prior to the Closing Date, pertaining to public or worker health or safety (to the extent related to exposure to Hazardous Materials), pollution, the protection of the environment and/or natural resources, the emission or control of any greenhouse gas, including methane, or the use, generation, handling, treatment, storage, recycling or transportation of, or exposure to, Hazardous Materials or Releases, including the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Toxic Substances Control Act, the Occupational Safety and Health Act (to the extent related to exposure to Hazardous Materials) and comparable state and local counterparts; provided, however, that “Environmental Law” shall include any Law relating to public or worker health or safety matters only to the extent related to exposure to Hazardous Material.

“Environmental Permit” means any Permit issued or required pursuant to Environmental Laws.

“Equity Interests” means, with respect to any Person that is not a natural person, (a) any capital stock, partnership interests (whether general or limited), membership interests and any other equity interests or share capital of such Person, (b) any warrants, Contracts or other rights or options to subscribe for or to purchase any of the interests of such Person described in (a) above, (c) any share appreciation rights, phantom share rights, equity participation rights or other similar rights measured by or settled into any of the interests of such Person described in (a) above or such Person’s business and (d) any securities or instruments exchangeable for or convertible or exercisable into any of the foregoing or with any profit participation features with respect to such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any person, trade or business, any other person, trade or business (whether or not incorporated), that together with such first person, trade or business, is, or was at a relevant time, treated as a single employer or under common control, in either case, under or within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Effective Date” has the meaning given to it in Section 7.10(e).

“Escrow Account” means the escrow account set up to hold the Closing Escrow Funds in accordance with the Escrow Agreement.

“Escrow Agent” means JPMorgan Chase Bank, N.A., or any successor thereto.

“Escrow Agreement” means an Escrow Agreement, substantially in the form attached hereto as Exhibit D, by and among the Purchaser, the Sellers and the Escrow Agent.

“Estimated Effective Time Cash” has the meaning given to it in Section 2.01(c).

“Estimated Effective Time Indebtedness” has the meaning given to it in Section 2.01(c).

“Estimated Closing Transaction Expenses” has the meaning given to it in Section 2.01(c).

“Estimated Contributed Cash” has the meaning given to it in Section 2.01(c).

“Estimated Distributed Cash” has the meaning given to it in Section 2.01(c).

“Estimated DoublePoint Payment” has the meaning given to it in Section 2.01(c).

“Excess Amount” has the meaning given to it in the MMP LLCA.

“Excluded Communications” has the meaning given to it in Section 12.16.

“FERC” has the meaning given to it in Section 3.21(a).

“Final Effective Time Cash” has the meaning given to it in Section 2.05(e).

“Final Effective Time Indebtedness” has the meaning given to it in Section 2.05(e).

“Final Closing Transaction Expenses” has the meaning given to it in Section 2.05(e).

“Final Contributed Cash” has the meaning given to it in Section 2.05(e).

“Final Distributed Cash” has the meaning given to it in Section 2.05(e).

“Final Post-Closing Adjustment Amount” has the meaning given to it in Section 2.05(f).

“Financial Statements” means the Partnership Financial Statements, the MMA Financial Statements and the MMP Financial Statements.

“Financing” means any debt incurred or equity securities issued or to be issued, including in a public offering or private placement or borrowing under revolving, long-term or bridge loans, in each case by the Purchaser or any of its Subsidiaries in connection with the Transactions.

“Financing Sources” means any underwriter, initial purchaser, syndicate or other group engaged for any and all purposes of any Financing, including the parties providing or arranging financing pursuant to any commitment letters, engagement letters, underwriting agreements, securities purchase agreements, sales agreements, indentures, credit or joint venture participations or other agreements entered pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees, agents, advisors, and representatives and their respective successors and permitted assigns.

“Flow-Through Taxes” means U.S. federal income Taxes and any other Taxes determined on a flow-through basis (i.e., reported at the entity level but with respect to which the direct or indirect owners of the entity must report the income or taxable items of such entity on their respective Tax Returns and such owners are required to pay the Taxes in respect of such income or other taxable items).

“Forum” has the meaning given to it in Section 12.13(b).

“Fraud” means an actual and deliberate misrepresentation of a material fact in the making of any representation or warranty by a Party in Article III, Article V or Article VI, or in any certificate delivered pursuant to this Agreement, as applicable (but not, for the avoidance of doubt, in any other actual or alleged representation or warranty made orally or in writing), which is made or concealed with the intent of inducing another Party to enter into this Agreement, and upon which such other Party has justifiably and reasonably relied with no prior actual knowledge of such misrepresentation (and does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory) and such Party did so rely thereon and suffered actual and material damage as a result thereof.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” has the meaning given to it in the preamble.

“General Partner Interests” has the meaning given to it in the recitals.

“GIM” means Global Infrastructure Management, LLC, a Delaware limited liability company.

“GIP Group” means GIM, any GIP Person, any portfolio company (as such term is commonly understood in the private equity industry) of any GIP Person or any of their respective Affiliates or any direct or indirect investor in any GIP Person or any of their respective Affiliates.

“GIP Persons” means any limited partnerships, general partnerships, investment trusts, investment companies or other investment funds or investment vehicles, sovereign wealth funds, pension funds or any corporate bodies or other entities or funds or separate managed accounts (including, in each case, any alternative investment vehicles, co-investment vehicles, parallel funds or feeder funds thereof or related thereto), in each case, that are, directly or indirectly, formed, advised, managed or controlled by GIM, any ultimate parent entity of any limited partner of any of the foregoing (including vehicles managed by GIM), any entity that controls or manages any of the foregoing entities (including vehicles managed by GIM) or any successor advisor, manager or controlling person of the investment funds formed, advised, managed or controlled thereby.

“Governmental Authority” means (i) any federal, state, local, tribal or foreign government (or department thereof), (ii) agency, board, commission, court of competent jurisdiction or other governmental or regulatory body exercising authority of any federal, state, local, tribal or foreign government (or department thereof) or (iii) an instrumentality of any of the foregoing.

“Hazardous Material” means (i) any substances, materials or wastes listed, defined, designated or classified as hazardous, toxic or radioactive, that are otherwise regulated, or for which Liability or standards of conduct may be imposed, under any Environmental Law, and (ii) petroleum and petroleum products and byproducts, asbestos, polychlorinated biphenyls, asbestos, toxic mold, per- and polyfluoroalkyl substances, radioactive materials (including naturally occurring radioactive materials) and urea formaldehyde.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, (a) indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) obligations under any performance bond or letter of credit, but only to the extent representing obligations drawn or called prior to the Effective Time, (d) obligations under any financing lease arrangements; (e) obligations for purchase price adjustments or the deferred purchase price of property, assets, services or equity interests (but excluding any trade payables not more than 60 days overdue or accrued expenses arising in the ordinary course of business), (f) deferred revenue or any money received for goods or services which have not yet been delivered, (g) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (e) above and (h) for clauses (a) through (f) above, all accrued interest thereon, if any. For the avoidance of doubt, Indebtedness shall not include (i) trade payables not more than 60 days overdue, (ii) with respect to the Partnership Group, any intercompany Indebtedness among any member(s) of the Partnership Group, (iii) with respect to the MMP Group, any intercompany Indebtedness among any members of the MMP Group or any Indebtedness owed to or in favor of any member of the Partnership Group, (iv) any Indebtedness incurred by the Purchaser and its Affiliates (and subsequently assumed by the Partnership or any Partnership Subsidiary or any member of the MMP Group) on the Closing Date, (v) any endorsement of negotiable instruments for collection in the ordinary course of business or (vi) Taxes.

“Independent Accountant” has the meaning given to it in Section 2.05(e).

“Independent Valuation Firm” has the meaning given to it in Section 10.08(b).

“Inside Date” means October 12, 2024.

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other jurisdiction: (a) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, and all rights therein provided by international treaties or conventions; (b) Marks; (c) copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; (d) confidential and trade secret information, including confidential information regarding inventions, processes, formulae, models, methodologies, proprietary rights, technology, improvements, know-how, technical and business information; (e) all other intellectual and industrial property rights, whether or not subject to statutory registration or protection; and (f) the right to sue and collect damages for any past infringement of any of the foregoing.

“Interim Balance Sheets” means the Interim Partnership Balance Sheet, the Interim MMA Balance Sheet and the Interim MMP Balance Sheet.

“Interim MMA Balance Sheet” has the meaning given to it in Section 3.04(e).

“Interim MMP Balance Sheet” has the meaning given to it in Section 3.04(i).

“Interim Partnership Balance Sheet” has the meaning given to it in Section 3.04(a).

“Interim Period” means the period commencing on the Signing Date and ending upon the earlier to occur of the Closing or the termination of this Agreement in accordance with Article XI.

“IRS” means the United States Internal Revenue Service.

“Joinder” has the meaning given to it in Section 7.12.

“Knowledge” means, with respect to the Sellers, the actual knowledge of any individual listed in Section 1.01(a) of the Disclosure Schedule, and with respect to the Purchaser, the actual knowledge of any individual listed in Section 1.01 of the Purchaser Disclosure Schedule, in each case after reasonable inquiry of such individual’s direct reports.

“Labor Agreement” has the meaning given to it in Section 3.11(a)(xvii).

“Law” means any and all laws, including common law, acts, statutes, treaties, constitutions, rules, regulations, ordinances, codes (including the Code), Orders and other pronouncements of or adopted or ratified by any Governmental Authority (including applicable consent decrees or directives issued by a Governmental Authority) having the force or effect of law.

“Lease” means any Contract granting a leasehold interest or other similar possessory right to use or occupy in any real property.

“Liability” means any debts, obligations, duties, guarantees or liabilities of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), regardless of whether any such debts, obligations, duties, guarantees or liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Lien” means any mortgage, pledge, lien, charge, encumbrance, financing statement, hypothecation, security interest, easement, plat restriction or deed restriction.

“Loss” means any and all judgments, losses, Liabilities, damages, Taxes, fines, penalties, deficiencies, costs and expenses (including court costs and reasonable out-of-pocket fees and expenses of attorneys, accountants and experts incurred in connection with defending or settling any Action). For all purposes in this Agreement, the term “Loss” shall not include any special, punitive, exemplary, incidental, consequential or indirect damages, including any damages on account of diminution in value, lost profits or opportunities or lost or delayed business based on valuation methodologies ascribing a decrease in value to any Target Company, on the basis of a multiple of a reduction in a multiple-based or yield-based measure of financial performance, whether in contract, tort, strict liability, at Law, in equity or otherwise, and whether or not arising from a Party’s or any of its Affiliates’ sole, joint or concurrent negligence, strict liability or other fault.

“Marks” means trademarks, service marks, trade names, service names, trade dress, logos, Internet domain names and other identifiers of source, including all applications for registration or issuance of any of the foregoing, whether domestic or foreign, and all goodwill associated with the foregoing.

“Material Adverse Effect” means, with respect to any Target Company, any change, event, occurrence or development that, individually or in the aggregate with all other changes, events, occurrences or developments, has had, or would reasonably be expected to have, a material adverse effect on the Target Companies’ assets, liabilities, financial condition or results of operations, taken as a whole; provided, however, that none of the following, if occurring, either alone or in combination, shall constitute or be deemed to contribute to a Material Adverse Effect or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) changes generally affecting the economy or the industries or markets in which any Target Company operates, whether international, national, regional, state, provincial or local (including regulatory changes affecting such industries or markets generally and gathering, processing, transportation, storing and marketing activity, costs or margins), (b) changes in international, national, regional, state, provincial or local wholesale or retail markets for crude oil or other related products and operations, including any such changes due to actions by competitors or Governmental Authorities, (c) changes in general regulatory, social or political conditions, including any acts of war, terrorist or other hostile activities, (d) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority involving a national or federal government as a whole, (e) effects of weather, seismic activity or other meteorological events or natural disasters (f) effects of any epidemic, pandemic or disease outbreak, escalation or general worsening thereof, or compliance with Laws, regulations, statutes, directives, pronouncements or guidelines issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering in place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any change in such Laws, regulations, statutes, directives, pronouncements or guidelines or interpretations thereof following the Signing Date or any material worsening of such conditions threatened or existing as of the Signing Date, (g) any protest, riot, demonstration, public disorder, civil unrest or political instability (or any escalation or worsening of any protest, riot, demonstration, public disorder, civil unrest or political instability) and any response to such an event, including any compliance with or adherence to or actions or inactions taken in response to or anticipation of any Law, action, curfew, closure, shut down, directive, policy, guideline or recommendation by any Governmental Authority or any disaster or business continuity plan of any Target Company or any change in applicable Laws arising from or otherwise relating to such event (h) changes or adverse conditions in the financial, banking or securities markets, in each case, including any disruption thereof and any decline in the price of any security or any market index, (i) changes after the Signing Date in Law or GAAP (or other accounting principles or regulatory policy) and the interpretation or enforcement thereof or any actions to comply with such changes, (j) the announcement, pendency, execution, delivery or performance of this Agreement or the other Transaction Documents or the consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of a Target Company with officers, employees, customers, suppliers, vendors, partners or other business relations, (k) the failure by any Target Company to meet any projections, forecasts, estimates or predictions in respect of revenues or other financial or operating metrics for any period ending before, on or after the Signing Date (provided, however, that this clause (k) shall not prevent a determination that any change or effect underlying such a failure has resulted in a Material Adverse Effect), (l) actions or omissions expressly required to be taken or not taken by any member of Target Company in accordance with this Agreement or the other Transaction Documents, including Section 7.01 and Section 7.09, or consented to in writing by the Purchaser or any of its Affiliates, (m) any fluctuations in the value of any currency or interest rates; except, with respect to the matters described in the foregoing clauses (a) through (i) and (m), to the extent the Target Companies (taken as a whole) are disproportionately and adversely affected thereby compared to other similarly situated participants in the domestic midstream oil and gas industry in the general geographic areas in which the Target Companies operate (in which case, only the incremental disproportionate effect or effects may be taken into account in determining whether there has been or would reasonably be expected to have a Material Adverse Effect).

“Material Contracts” has the meaning given to it in Section 3.11(a).

“MDP” means MDP Holdings, LLC, a Delaware limited liability company.

“Medallion Management” has the meaning given to it in the preamble.

“MMA” means Medallion Midland Acquisition, L.P., a Delaware limited partnership.

“MMA Financial Statements” has the meaning given to it in Section 3.04(e).

“MMAP” means Medallion Midland Acquisition Partnership, L.P., a Delaware limited partnership.

“MMP” means Medallion Midland Partners, LLC, a Delaware limited liability company.

“MMP Financial Statements” has the meaning given to it in Section 3.04(i).

“MMP Group” means, collectively, MMP together with its Subsidiaries.

“MMP Interests” has the meaning given to it in the recitals.

“MMP LLCA” means the Amended and Restated Limited Liability Company Agreement of MMP, dated as of May 24, 2019, by and among MDP, Midland Midstream Crude Holdings LLC, Midland Midstream Crude LLC and, for certain limited purposes set forth therein, the Partnership (as amended, supplemented or otherwise modified from time to time).

“Mutual Release” has the meaning given to it in Section 2.03(c).

“Nonparty Affiliate” has the meaning given to it in Section 12.15.

“Order” means any order, writ, judgment, preliminary or permanent injunction, stipulation, determination, award, decree or other legally enforceable requirement issued, made, rendered, entered or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority or arbitrator.

“Organizational Documents” means with respect to any Person that is not a natural Person, the articles or certificate of incorporation or formation, bylaws, limited partnership agreement, partnership agreement or limited liability company agreement, as applicable, or such other governing or organizational documents of such Person.

“Outside Date” means February 24, 2025; provided, however, that if the applicable waiting periods (and any extensions thereof) under the HSR Act have not expired or otherwise been terminated on or prior to such date but all other conditions to the Closing set forth in Article VIII and Article IX (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) shall have been satisfied or waived, then the Outside Date may be extended to August 28, 2025 by Sellers or by Purchaser, which later date shall thereafter be deemed the Outside Date; provided, further, that Purchaser shall not have the right to extend the Outside Date if Seller Representative informs Purchaser in writing, no earlier than ten Business Days nor later than five Business Days prior to February 24, 2025, that it has a good faith belief, based on advice of antitrust counsel and taking into account the Purchaser’s obligations pursuant to Section 7.02, that any of the conditions to Closing set forth in Section 8.05 and Section 9.05 are unlikely to be satisfied by the Outside Date, as extended.

“Partnership” has the meaning given to it in the recitals.

“Partnership Financial Statements” has the meaning given to it in Section 3.04(a).

“Partnership Group” means, collectively, the Partnership and the Partnership Subsidiaries.

“Partnership Group Intellectual Property Rights” means, collectively, all Intellectual Property owned by or licensed to a member of the Partnership Group or the MMP Group, including any other rights of the Partnership Group or the MMP Group to use such Intellectual Property.

“Partnership Group Interests” means, collectively, the Partnership Interests, the General Partner Interests and the Subsidiary Interests.

“Partnership Interests” has the meaning given to it in the recitals.

“Partnership Subsidiaries” means, collectively:

(a) Medallion Operating Company, LLC, a Delaware limited liability company;

(b) Tiburon Operating, LLC, a Texas limited liability company;

(c) GIP III Trophy GP, LLC, a Delaware limited liability company;

(d) MMAP;

(e) MMA;

(f) Medallion Gathering & Processing, LLC, a Texas limited liability company;

(g) Medallion Pipeline Company, LLC, a Texas limited liability company;

(h) MGP Marketing, LLC, a Texas limited liability company;

(i) MDP;

(j) Medallion Crude Oil Logistics, LLC, a Texas limited liability company; and

(k) any other Subsidiary of the Partnership.

“Party” or “Parties” has the meaning given to it in the preamble.

“Payoff Documentation” means, collectively, the Payoff Letters and all termination and release documentation reasonably necessary to provide for or evidence the release of all Liens securing the Indebtedness of the Target Companies set forth on Section 2.03(a) of the Disclosure Schedule, including, if applicable, UCC termination statements, deed of trust, mortgage releases or intellectual property releases, in each case to the extent applicable.

“Payoff Letters” has the meaning given to it in Section 2.03(a).

“Permits” means all franchises, grants, consents, clearances, permissions, permits, licenses, tariffs, certificates, pre-qualifications, variances, registrations, consents, approvals, authorizations, waivers, exemptions and similar rights required by Law and issued or approved by any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, applied on a consistent basis; (b) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including statutory Liens that do not secure Indebtedness, in each case arising or incurred in the ordinary course of business, securing obligations that are (i) not overdue and payable for a period of more than 30 days or (ii) being contested in good faith in appropriate Actions and for which appropriate reserves have been established on the Financial Statements; (c) purchase money Liens and Liens securing rental payments under capital lease arrangements incurred in the ordinary course of business; (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, in each case arising or incurred in the ordinary course of business; (e) pledges or deposits to secure public or statutory obligations or appeal bonds arising or incurred in the ordinary course of business; (f) public roads, highways and waterways; (g) Liens relating to the Indebtedness of the Target Companies that will be released or otherwise terminated in full at or prior to the Closing pursuant to the Payoff Letters; (h) Liens created by the Purchaser’s (or any of its Affiliate’s or Representative’s) examination or inspection of the Target Companies’ assets; (i) terms, conditions, restrictions, exceptions, reservations, limitations and other matters (1) contained in any document filed or recorded in the real property records of the appropriate county or parish to reflect title thereto, creating, transferring, limiting, encumbering or reserving or granting any rights in such Real Property or (2) disclosed on or uncovered by any title commitment, title policy, title report or survey made available to the Purchaser, which matters, in each case, do not, and would not be expected to, detract from the value of or interfere with the current ownership, use, occupancy or operation of the Target Assets, individually or in the aggregate, in any material respect; (j) easements, rights of way, restrictions, restrictive covenants, encroachments, protrusions and other similar charges or encumbrances, defects and other irregularities in title that do not, and would not reasonably be expected to, detract from the value of or interfere with the current ownership, use or operation of the Target Assets, individually or in the aggregate, do not materially impair the current use, occupancy or value of the specific Real Property subject thereto; (k) all mineral leases, mineral reservations, and mineral conveyances of record relating to any and all minerals in and under or that may be produced from any of the lands constituting part of the Real Property or from any other lands or properties on which any part of the respective assets or properties of the Target Companies is located, and the rights of the holders or lessee thereof; (l) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the Real Property and not violated in any material respect by the current use and operation of the Real Property subject thereto; (m) in the case of any Real Property of any Target Company that is not owned in fee by such Target Company, any Liens to which the underlying fee or any other interest in the underlying leased premises or other lands is subject, including rights of the landlord under the lease or lands and all superior, underlying and ground leases and renewals, extensions, amendments or substitutions thereof; (n) Liens created by each Contract vesting any Target Company with any right, title or interest in or possession of Real Property; (o) licenses of Intellectual Property arising in the ordinary course of business; (p) Liens created by or on behalf of the Purchaser or any of its Affiliates; (q) Liens arising from restrictions under securities Laws; (r) Liens contained in the Organizational Documents of any Target Company; (s) Liens listed in Section 1.01(b) of the Disclosure Schedule; and (t) other Liens that would not, individually or in the aggregate reasonably be expected to be material to the Business, taken as a whole.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, unlimited liability corporation, joint stock company, joint venture, union, association, proprietorship, company, trust, land trust, business trust or other business organization, whether or not a legal entity, custodian, trustee, executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.

“Position Statement” has the meaning given to it in Section 2.05(e).

“Post-Closing Adjustment Amount” means, as of any date of determination, an amount (which may be positive or negative) equal to (a) the sum of (i) Final Contributed Cash, minus (ii) Final Distributed Cash, minus (iii) Final Effective Time Indebtedness, plus (iv) Final Effective Time Cash, minus (v) Final Closing Transaction Expenses, minus (b) the sum of (i) Estimated Contributed Cash, minus (ii) Estimated Distributed Cash, minus (iii) Estimated Effective Time Indebtedness, plus (iv) Estimated Effective Time Cash, minus (v) Estimated Closing Transaction Expenses.

“Post-Closing Statement” has the meaning given to it in Section 2.05(a).

“Pre-Closing Flow-Through Returns” means any Tax Returns with respect to Flow-Through Taxes for any Pre-Closing Tax Period or Straddle Period.

“Pre-Closing Statement” has the meaning given to it in Section 2.01(c).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Preliminary DoublePoint Change in Control Value” has the meaning given to it in the MMP LLCA.

“Privileged Communications” has the meaning given to it in Section 12.16.

“PUHCA” has the meaning given to it in Section 3.21(a).

“Purchase Price Allocation Schedule” has the meaning given to it in Section 2.01(d).

“Purchased Interests” has the meaning given to it in the recitals.

“Purchaser” has the meaning given to it in the preamble.

“Purchaser 401(k) Plan” has the meaning given to it in Section 7.10(e).

“Purchaser Disclosure Schedule” means the disclosure schedule prepared by the Purchaser and attached to this Agreement.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 6.01 (Organization), Section 6.02 (Authority), Section 6.05 (Acquisition as Investment) and Section 6.07 (Broker’s Commissions).

“Purchaser Material Adverse Effect” means any change, event, occurrence or development that would reasonably be expected to, individually or in the aggregate, prevent, materially impede or materially delay the consummation of the Closing by the Purchaser.

“Real Property” means, collectively, all real property used or held for use by the Target Companies (including real property owned in fee, easement or leasehold interests, and any and all improvements located thereon and fixtures attached thereto) in connection with the ownership and operation of the Business (including the Target Fee Property, the Target Leased Property and the lands covered by the Target Easements).

“Registered Intellectual Property Rights” means patents, registered copyrights, registered Marks, Internet domain names, and all applications for registration or issuance of any of the foregoing issued by a Governmental Authority, whether domestic or foreign, or private domain name registrar, as applicable.

“Release” means any release, spill, emission, leaking, pumping, depositing, pouring, placing, discarding, abandoning, emptying, migrating, seeping, escaping, leaching, dumping, injection, disposal or discharge of any Hazardous Material into, on, under or through the environment.

“Remaining Items” has the meaning given to it in Section 2.05(e).

“Remedies Exception” means (a) any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting the rights and remedies of creditors generally and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

“Remedy Action” has the meaning given to it in Section 7.02(b).

“Representatives” means, with respect to any Person, its officers, directors, employees, managers, members, partners, equityholders, controlling persons, authorized agents, accountants, attorneys, and professional and financial advisors.

“Resolution Period” has the meaning given to it in Section 2.05(d).

“Restricted Cash” means cash deposits (including, for the avoidance of doubt, all cash deposits in respect of Target Leased Property or otherwise), cash in reserve accounts, cash escrow accounts, custodial cash and cash subject to a lockbox, dominion, control or similar agreement or otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purposes.

“Seller” or “Sellers” has the meaning given to it in the preamble.

“Seller Representative” has the meaning given to it in Section 12.01(a).

“Sellers Fundamental Representations” means the representations and warranties set forth in Section 3.01(a) (Organization; Good Standing), Section 3.03 (Partnership and Subsidiary Interests; MMP Interests), Section 3.15 (Broker’s Commissions), Section 5.01 (Organization; Good Standing), Section 5.02 (Authority), Section 5.04 (Ownership of the Purchased Interests) and Section 5.06 (Broker’s Commissions).

“Signing Date” has the meaning given to it in the preamble.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subject Courts” has the meaning given to it in Section 12.17.

“Subsidiary” means, with respect to a Person, any corporation, association, partnership, limited liability company, joint venture or other business or corporate entity, enterprise or organization of which the management is directly or indirectly (through one or more intermediaries) controlled by such Person or 50% or more of the Equity Interests in which is directly or indirectly (through one or more intermediaries) owned by such Person. For the avoidance of doubt, MMP and its subsidiaries shall not be considered Partnership Subsidiaries.

“Subsidiary Interests” has the meaning given to it in the recitals.

“Successor Benefit Plans” has the meaning given to it in Section 7.10(b).

“Target Assets” means, all real and personal property, and all other assets of any kind that are owned, licensed, or held by any member of the Partnership Group or the MMP Group, in each case excluding Contracts (other than Target Leases and Target Easements, which shall be included in Target Assets) and Permits.

“Target Company” means any member of the Partnership Group or a member of the MMP Group.

“Target Easements” means all Easements to which any member of the Partnership Group or the MMP Group owns an interest.

“Target Fee Property” has the meaning given to it in Section 3.08(a).

“Target Lease” has the meaning given to it in Section 3.08(c).

“Target Leased Property” has the meaning given to it in Section 3.08(a).

“Target Permits” has the meaning given to it in Section 3.06.

“Tax” or “Taxes” means any and all taxes, assessments, customs, duties, fees, levies, impositions and other governmental charges in the nature of a tax imposed by any Governmental Authority, together with any interest thereon, or penalty or addition thereto.

“Tax Proceeding” has the meaning given to it in Section 10.03.

“Tax Return” means any return, report, declaration, claim for refund, or information return or statement filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Transaction Deductions” means all items of loss or deduction for applicable income Tax purposes resulting from or attributable to (a) the repayment of any amounts included in Indebtedness (including any fees, expenses, premiums, penalties and similar amounts with respect thereto) in connection with the Closing, or (b) the payment of any Transaction Expenses; provided, that with respect to any “success-based fee” (as defined in IRS Revenue Procedure 2011-29) with respect to the Transactions, the portion of such fee that will be treated as a “Transaction Deduction” shall be the amount allowable as a deduction pursuant to the safe harbor election provided in Section 4 of IRS Revenue Procedure 2011-29.

“Transaction Documents” means this Agreement, the Assignment Agreement, the Mutual Release, the Escrow Agreement and all other documents and certificates delivered or required to be delivered pursuant to any of the foregoing.

“Transaction Expenses” means (without duplication of any amounts included in the definitions of Indebtedness), (1) the out-of-pocket fees and expenses of financial advisors, accountants, legal advisors and other third party advisors (including RBC Capital Markets, LLC) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transactions Documents and the other documents delivered in connection herewith and therewith, and the consummation of the Transactions, in each case, solely to the extent payable by any member of the Partnership Group or the MMP Group (and if the DoublePoint Group does not execute the Joinder, the pro rata portion based on the Partnership Group’s percentage equity interest in the MMP Group of any fees payable by the MMP Group), (2) any expenses listed in Section 1.01(c) of the Disclosure Schedule, and (3) any Transaction-related bonuses payable to any director, manager, officer or employee of the Partnership Group or the MMP Group solely as a result of the consummation of the Transactions, including the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such amounts, (which, for clarity, shall include the Transaction-related bonuses set forth on Section 7.10(a) of the Disclosure Schedule, which are the bonuses payable under the Medallion Long-Term Incentive Plan), and (a) were paid after the Effective Time and prior to the Closing or (b) are unpaid as of the Closing; provided that in no event shall Transaction Expenses include (i) any payments solely made as a result of a termination of employment initiated by the Purchaser or its Affiliates (including the Partnership Group or the MMP Group) following the Closing, (ii) any expenses of, or expenses initiated solely at the request of, the Purchaser or any of its Affiliates or (iii) the costs and expenses relating to the “tail” policy contemplated by Section 7.06 or the costs and expenses of the Escrow Agent.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” has the meaning given to it in Section 10.01.

“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

“Trophy Acquisition” has the meaning given to it in the preamble.

“Union” has the meaning given to it in Section 3.13(d).

“WARN Act” has the meaning given to it in Section 3.13(e).

“Willful Breach” means, with respect to any Party, that such Party willfully takes an action or refuses to perform or take an action in violation of this Agreement with the knowledge that such refusal or taking such action would cause or result in the breach of any material pre-Closing covenant or agreement applicable to such Party. If a Party is obligated hereunder to use its commercially reasonable efforts, reasonable best efforts or best efforts to perform an action or to achieve a result, the intentional failure to use such commercially reasonable efforts, reasonable best efforts or best efforts, as applicable, would constitute a willful and intentional breach of this Agreement. In addition, if all of the conditions in Article VIII and Article IX have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and any Party fails to consummate the Transactions within three Business Days following receipt of notice from another Party that all of the conditions in Article VIII and Article IX have been satisfied or waived, then such Party that fails to consummate the Transactions shall be deemed to be in Willful Breach of this Agreement.

“Wire Transfer Instructions” has the meaning given to it in Section 2.01(b).

Section 1.02 Rules of Construction.

(a) The Disclosure Schedule, the Purchaser Disclosure Schedule and the Exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All Article, Section, Schedule and Exhibit references used in this Agreement and in the Disclosure Schedule and the Purchaser Disclosure Schedule are to Articles, Sections, Schedules and Exhibits to this Agreement unless otherwise specified.

(b) The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(c) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other theory extends and such phrase shall not mean “if.” All currency amounts referenced herein are in United States Dollars unless otherwise specified. The singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Time shall be of an essence of this Agreement.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP and shall be calculated in a manner consistent with that used in preparing the Financial Statements to the extent that the Financial Statements are prepared in accordance with GAAP.

(f) Except as otherwise provided in this Agreement, any reference herein to any Law shall be construed as referring to such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time and references to particular provisions of a Law include a reference to the corresponding provisions of any prior or succeeding Law.

(g) Reference herein to any Contract shall be construed as referring to such Contract as amended, modified, restated or supplemented.

(h) Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns, and, in the case of any Governmental Authority, to any Persons succeeding to such Governmental Authority’s functions and capacities.

(i) Any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context shall otherwise require. Reference herein to “federal” shall be construed as referring to U.S. federal.

(j) The Parties acknowledge and agree that this Agreement and all contents herein were jointly drafted by the Parties, and neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against either Party, whether under any rule of construction or otherwise.

(k) The phrase “made available” means that such documents were available in a data room or any other physical or electronic means provided by or on behalf of any of the Sellers or the Target Companies at least one Business Day prior to the execution of this Agreement.

(l) Each representation and warranty in this Agreement is given independent effect so that if a particular representation and warranty proves to be incorrect or is breached, the fact that another representation and warranty concerning the same or similar subject matter is correct or is not breached, whether such other representation and warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of such particular representation and warranty.

Article II
PURCHASE AND SALE; CLOSING

Section 2.01 Purchase and Sale of Purchased Interests.

(a) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Sellers shall sell, assign, transfer and convey to the Purchaser, and the Purchaser shall purchase and acquire from the Sellers and assume and accept the Liabilities associated with, the Purchased Interests, free and clear of all Liens (other than Liens created by or on behalf of the Purchaser or any of its Affiliates, arising from restrictions under securities Laws or contained in the Organizational Documents of any Target Company).

(b) In consideration for the sale and transfer of the Purchased Interests by the Sellers to the Purchaser, the Purchaser shall pay to the Sellers at the Closing, upon the terms and subject to the conditions set forth in this Agreement, an amount (the “Adjusted Purchase Price”) equal to:

(i) the Base Purchase Price;

(ii) plus the amount of Estimated Effective Time Cash;

(iii) minus the amount of the Estimated Distributed Cash;

(iv) minus the amount of Estimated Effective Time Indebtedness;

(v) minus the amount of the Estimated Closing Transaction Expenses; and

(vi) plus the amount of Estimated Contributed Cash,

by wire transfer of immediately available funds in accordance with the Purchase Price Allocation Schedule and the wire transfer instructions delivered by the Seller Representative to the Purchaser prior to the Closing Date (the “Wire Transfer Instructions”).

(c) Not later than ten Business Days prior to the Closing Date, the Seller Representative shall deliver to the Purchaser a statement (the “Pre-Closing Statement”) setting forth the Sellers’ good faith estimates of (i) Effective Time Cash (“Estimated Effective Time Cash”), (ii) Distributed Cash (the “Estimated Distributed Cash”), (iii) Effective Time Indebtedness (“Estimated Effective Time Indebtedness”), (iv) Closing Transaction Expenses (“Estimated Closing Transaction Expenses”), (v) Contributed Cash (the “Estimated Contributed Cash”), (vi) the resulting Adjusted Purchase Price in each case determined in accordance with this Agreement and the Accounting Principles Consistently Applied, and in a format consistent with the illustrative calculation set forth on Exhibit A and (vii) the Preliminary DoublePoint Change in Control Value (the “Estimated DoublePoint Payment”). No later than the date that is three Business Days after its receipt of the Pre-Closing Statement, the Purchaser may submit to the Seller Representative in writing any good faith objections or proposed changes to the estimates described in the preceding sentence and the Seller Representative shall consider all such objections and proposed changes in good faith. If the Purchaser and the Seller Representative are unable to agree, in whole or in part, on the Adjusted Purchase Price or the Estimated DoublePoint Payment, then (x) the Pre-Closing Statement delivered and the Adjusted Purchase Price set forth therein (with such adjustments as the Seller Representative is willing to accept, if any) shall control for purposes of determining the Adjusted Purchase Price and (y) the Preliminary DoublePoint Change in Control Value delivered by the Seller Representative (with such adjustments as the Seller Representative is willing to accept, if any) shall control for purposes of determining the Estimated DoublePoint Payment.

(d)  Contemporaneously with the delivery of the Pre-Closing Statement, the Seller Representative shall deliver to the Purchaser a schedule (including any revisions thereto, the “Purchase Price Allocation Schedule”), that sets forth the allocation among the Sellers of (i) the Adjusted Purchase Price, (ii) any Final Post-Closing Adjustment Amount, (iii) any amount to be disbursed from the Escrow Account to the Sellers and (iv) costs contemplated by this Agreement to be borne by the Sellers collectively; provided, however, that the Seller Representative may, from time to time until such time as joint written instructions have been delivered to the Escrow Agent pursuant to Section 2.06, deliver to the Purchaser a revised Purchase Price Allocation Schedule.

Section 2.02 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII and Article IX, the consummation of the Transactions (the “Closing”) shall take place via electronic exchange of signatures at 10:00 a.m. Central Prevailing Time on the third Business Day after the last of the conditions set forth in Article VIII and Article IX (other than any such conditions which by their terms are not capable of being satisfied until the Closing) have been satisfied or waived, or on such other date and at such other time and place as the Parties mutually agree; provided that, (a) in case the date on which the conditions set forth in Article VIII and Article IX (other than any such conditions which by their terms are not capable of being satisfied until the Closing) have been satisfied or waived occurs prior to the Inside Date, then, subject to continued satisfaction or waiver of such conditions, the Closing shall take place instead on the third Business Day following the Inside Date; provided, that the Purchaser may elect an earlier date as the Inside Date upon no less than two Business Days’ notice to the Sellers (a “Closing Election”) (provided, however that in the event the Purchaser makes a Closing Election, in no event will (i) the Sellers be in breach of this Agreement for failure to deliver the Pre-Closing Statement within the time period set forth in Section 2.01(c) so long as such Pre-Closing Statement is delivered no later than five Business Days prior to Closing or (ii) Closing occur prior to the date that is five Business Days following the Seller Representative’s delivery of the Preliminary DoublePoint Change in Control Value to the Purchaser (and the Seller Representative will have no less than two Business Days from the date of the Closing Election to deliver the Pre-Closing Statement to the Purchaser) and (b) if the DoublePoint Group has executed the Joinder, the HSR Filing (as defined in the Joinder) has been made on or prior to October 5, 2024 and the conditions set forth in Article VIII and Article IX (other than any such conditions which by their terms are not capable of being satisfied until the Closing) have been satisfied or waived, then Closing shall not occur until 31 days following the date on which the HSR Filing (as defined in the Joinder) was made (it being understood and agreed that this clause (b) shall be disregarded if the HSR Filing (as defined in the Joinder) is not made on or prior to October 5, 2024).

Section 2.03 Closing Deliveries by the Sellers to the Purchaser. At the Closing, the Sellers shall deliver, or shall cause to be delivered, to the Purchaser:

(a) payoff letters in respect of the Indebtedness of the Target Companies as of the Closing Date set forth on Section 2.03(a) of the Disclosure Schedule (the “Payoff Letters”) and the other Payoff Documentation, in each case and to the extent applicable, in final and fully executed and authorized form, and, with respect to such other Payoff Documentation, subject to the conditions to release thereof as set forth in the applicable Payoff Letter;

(b) a counterpart of the assignment agreement, substantially in the form attached hereto as Exhibit B (the “Assignment Agreement”), evidencing the assignment and transfer to the Purchaser (and any assignee of the Purchaser) of the Purchased Interests, duly executed by each applicable Seller;

(c) a counterpart of the mutual release, substantially in the form attached hereto as Exhibit C (the “Mutual Release”), duly executed by each Seller;

(d) a counterpart of the Escrow Agreement duly executed by the Seller Representative;

(e) the officer’s certificate referenced in Section 8.03;

(f) evidence of the removal or resignation of the General Partner as the general partner of the Partnership; and

(g) the IRS Forms W-9 referenced in Section 10.09.

Section 2.04 Closing Deliveries by the Purchaser to the Sellers. At the Closing, the Purchaser shall deliver, or shall cause to be delivered, to the Sellers:

(a) payment of the Adjusted Purchase Price, less the Closing Escrow Funds, to the Sellers (and as among the Sellers in accordance with the Purchase Price Allocation Schedule) by wire transfer of immediately available funds in accordance with the Wire Transfer Instructions, and evidence satisfactory to the Sellers confirming such payment;

(b) if the DoublePoint Group executes the Joinder, payment of Estimated DoublePoint Payment, by wire transfer of immediately available funds in accordance with wire transfer instructions delivered by the DoublePoint Group prior to the Closing Date, and evidence satisfactory to the Sellers confirming such payment;

(c) a counterpart of the Escrow Agreement duly executed by the Purchaser;

(d) to the Escrow Agent, payment of the Closing Escrow Funds into the Escrow Account by wire transfer of immediately available funds to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement as security, solely for the purpose of satisfying Sellers’ payment obligations resulting from cash consideration adjustments in favor of the Purchaser in accordance with Section 2.06(a), if any;

(e) payment of the amounts set forth in the Payoff Letters delivered pursuant to Section 2.03(a) to the accounts of the applicable lenders or other parties as set forth in the Payoff Letters, and evidence satisfactory to the Sellers confirming such payment;

(f) a counterpart of the Assignment Agreement, duly executed by the Purchaser;

(g) a counterpart of the Mutual Release, duly executed by the Purchaser;

(h) the officer’s certificate referenced in Section 9.03; and

(i) evidence of the appointment of an assignee of the Purchaser as the general partner of the Partnership.

Section 2.05 Post-Closing Purchase Price Adjustment – Post-Closing Adjustment Amount.

(a) Not later than 90 days after the Closing Date, the Purchaser shall deliver to the Seller Representative a certificate signed by a duly authorized representative of the Purchaser setting forth, in reasonable detail, the Purchaser’s calculation as of the Closing Date (such calculation, the “Post-Closing Statement”) of (i) Distributed Cash, Effective Time Indebtedness, Effective Time Cash, Closing Transaction Expenses and Contributed Cash and (ii) the resulting proposed Post-Closing Adjustment Amount and the work papers supporting such calculation. The Post-Closing Statement shall be unaudited and prepared in accordance with this Agreement and the Accounting Principles Consistently Applied and in a format consistent with the illustrative calculation set forth on Exhibit A.

(b) The Seller Representative shall have 30 days from the date the Purchaser delivers the Post-Closing Statement to the Seller Representative (such period, the “Dispute Period”) to notify the Purchaser in writing as to whether the Seller Representative agrees or disagrees with the Purchaser’s calculation of any of the amounts reflected on the line items of the Post-Closing Statement (such written notice, the “Dispute Notice” and each such item, a “Disputed Item”); provided, however, that in each case the Seller Representative shall notify the Purchaser in writing of each Disputed Item and specify in reasonable detail the amount in dispute and the basis therefor. During the Dispute Period, the Purchaser shall make available or cause to be made available to the Seller Representative and its accountants (during regular business hours and upon reasonable prior notice), at the Sellers’ sole cost and expense, (i) the Books and Records relating to the Post-Closing Statement and (ii) the Purchaser’s accounting personnel and advisors, in each case, as reasonably requested by the Seller Representative, provided that the Seller Representative and its accountant access such Books and Records in such a manner as not to interfere unreasonably with the business or operations of the Purchaser, the Partnership Group or the MMP Group (or their respective Affiliates); provided, however, that none of the Purchaser, the Partnership Group nor the MMP Group (or their respective Affiliates) shall be required to, or to cause any of their respective Subsidiaries to, grant access or furnish information, as applicable, to the Seller Representative or its accountants to the extent that such information is subject to an attorney/client privilege or the attorney work product doctrine or that such access or the furnishing of such information, as applicable, is prohibited by applicable Law. In the event that the Purchaser fails to provide such access in violation of this Section 2.05(b), the Dispute Period shall be automatically extended by the length of time it takes the Purchaser to provide such access.

(c) If the Seller Representative fails to deliver a Dispute Notice to the Purchaser prior to the expiration of the Dispute Period, the Purchaser’s calculation of Distributed Cash, Effective Time Indebtedness, the Effective Time Cash, Closing Transaction Expenses, Contributed Cash and the resulting Post-Closing Adjustment Amount shall be deemed to be the Final Distributed Cash, Final Effective Time Indebtedness, Final Closing Transaction Expenses, Final Contributed Cash and Final Post-Closing Adjustment Amount, as applicable, and shall be binding upon the Parties.

(d) If the Seller Representative delivers a Dispute Notice to the Purchaser during the Dispute Period, the Seller Representative and the Purchaser shall, for a period of 30 days from the date the Seller Representative delivers the Dispute Notice to the Purchaser (such period, the “Resolution Period”), use commercially reasonable efforts to amicably resolve the Disputed Items and determine the Post-Closing Adjustment Amount. Any Disputed Items so resolved by the Seller Representative and the Purchaser shall be deemed to be final and correct as so resolved and shall be binding upon the Parties.

(e) If the Seller Representative and the Purchaser are unable to resolve all of the Disputed Items during the Resolution Period, then either Party may refer the remaining Disputed Items (the “Remaining Items”) to a U.S. nationally recognized, independent accounting firm that is mutually agreed to by such Parties, or, if such Parties are unable to mutually agree, to the New York City office of Deloitte Touche Tohmatsu LLC (the “Independent Accountant”). If the Seller Representative or the Purchaser delivers written notice to the other Party that it elects to refer the remaining Disputed Items to the Independent Accountant, then such Parties shall promptly mutually engage the Independent Accountant on terms customary for such an engagement. The Parties shall furnish the Independent Accountant, on the date of such engagement (the “Engagement Date”), with the Post-Closing Statement, the Dispute Notice and any Disputed Items previously resolved by the Parties pursuant to Section 2.05(d). The Parties shall also furnish the Independent Accountant with such other information and documents as the Independent Accountant may reasonably request for purposes of resolving the Remaining Items and determining the Post-Closing Adjustment Amount. Additionally, within five days after the Engagement Date, each of the Seller Representative and the Purchaser shall provide the Independent Accountant with a written statement (a “Position Statement”) describing in reasonable detail such Party’s position regarding the Remaining Items (copies of which shall concurrently be delivered to the other Party). If either Party fails to timely deliver its Position Statement to the Independent Accountant, the Independent Accountant shall resolve the Remaining Items solely upon the basis of the information otherwise timely provided to the Independent Accountant in accordance with this Section 2.05(e). Within 30 days after the Engagement Date (the date such written determination is delivered to the parties), the Independent Accountant shall deliver to the Seller Representative and the Purchaser a report specifying (i) its final determination of the Remaining Items, (ii) the resulting Post-Closing Adjustment Amount, and (iii) the calculations supporting such determinations and adjustments. Such report shall, absent manifest error, be final, conclusive and binding on the Parties. Each of the Distributed Cash, Effective Time Indebtedness, Effective Time Cash, Closing Transaction Expenses and Contributed Cash, as finally determined pursuant to this Section 2.05, is referred to herein as the “Final Distributed Cash,” “Final Effective Time Indebtedness,” “Final Effective Time Cash,” “Final Closing Transaction Expenses” and “Final Contributed Cash,” as applicable. Any delay in delivering such report shall not invalidate such determination or deprive the Independent Accountant of jurisdiction to resolve the Remaining Items. In no event shall the Independent Accountant assign a value to the Post-Closing Adjustment Amount or any Remaining Item that is greater than the highest, or less than the lowest, calculation thereof proposed by the applicable Parties. The Independent Accountant’s determination as to the Remaining Items and the Post-Closing Adjustment Amount shall, absent manifest error, be final and binding upon the Parties and not be subject to judicial review. The costs, fees and expenses of the Independent Accountant shall be paid by the Sellers, on the one hand (and then in accordance with the Purchase Price Allocation Schedule), and the Purchaser, on the other hand, based on the degree to which the Independent Accountant’s determination of the aggregate amount of the Remaining Items accepts each applicable Party’s respective positions with respect thereto. For example, if the Seller Representative’s position is that the aggregate amount of the Remaining Items is $300, the Purchaser’s position is that the aggregate amount of the Remaining Items is $100 and the Independent Accountant determines that the aggregate amount of the Remaining Items is $150, then the Sellers shall pay 75% ($300 - $150 / $300 - $100) and the Purchaser shall pay 25% ($150 - $100 / $300 - $100), respectively, of the Independent Accountant’s costs, fees and expenses.

(f) The Post-Closing Adjustment Amount that is finally determined in accordance with this Section 2.05 shall be the “Final Post-Closing Adjustment Amount.”

Section 2.06 Payment of Post-Closing Adjustment Amount. Following the final determination of the Final Post-Closing Adjustment Amount pursuant to Section 2.05:

(a) if the Final Post-Closing Adjustment Amount is negative, then the Seller Representative and the Purchaser shall promptly (but in any event within five Business Days after the final determination of the Final Post-Closing Adjustment Amount pursuant to Section 2.05) execute and issue a joint written instruction to the Escrow Agent, instructing the Escrow Agent to release (i) first, to the Purchaser cash from the Escrow Account in an amount equal to the lesser of (A) the absolute value of the Final Post-Closing Adjustment Amount and (B) the amount contained in the Escrow Account (for the avoidance of doubt, the Purchaser’s sole recourse in the event the Final Post-Closing Adjustment Amount is negative shall be the amount contained in the Escrow Account and the Sellers shall not be liable for any shortfall) and (ii) second to the Sellers (and as among the Sellers in accordance with the Purchase Price Allocation Schedule) all of the remaining cash then contained in the Escrow Account;

(b) if the Final Post-Closing Adjustment Amount is positive, (i) the Purchaser shall promptly (but in any event within five Business Days after the final determination of the Final Post-Closing Adjustment Amount pursuant to Section 2.05) pay to the Sellers an amount equal to the Final Post-Closing Adjustment Amount by wire transfer of immediately available funds in accordance with the Purchase Price Allocation Schedule; provided that in no event shall the Purchaser’s payment pursuant to this clause (i) exceed an amount equal to the amount of the Closing Escrow Funds (it being understood that such payment shall be in addition to the release of the remaining cash then contained in the Escrow Account in accordance with clause (ii)), and (ii) the Seller Representative and the Purchaser shall promptly (but in any event within five Business Days after the final determination of the Final Post-Closing Adjustment Amount pursuant to Section 2.05) execute and issue a joint written instruction to the Escrow Agent, instructing the Escrow Agent to release to the Sellers (and as among the Sellers in accordance with the Purchase Price Allocation Schedule) all of the remaining cash then contained in the Escrow Account; and

(c) if the Final Post-Closing Adjustment Amount equals zero, the Seller Representative and the Purchaser shall promptly (but in any event within five Business Days after the final determination of the Final Post-Closing Adjustment Amount pursuant to Section 2.05) execute and issue a joint written instruction to the Escrow Agent, instructing the Escrow Agent to release to the Sellers (and as among the Sellers in accordance with the Purchase Price Allocation Schedule) all of the remaining cash then contained in the Escrow Account.

The Closing Escrow Funds may be distributed to the Sellers and/or the Purchaser, as applicable, solely and exclusively in accordance with this Section 2.06 and the terms of the Escrow Agreement and shall not be available for any other payment to the Purchaser or any of its Affiliates (including, following the Closing, any Target Company).

Section 2.07 Withholding. The Parties, their respective Affiliates, and the Escrow Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld under applicable Law; provided that, except with respect to amounts required to be withheld with respect to any Seller that has failed to deliver an IRS Form W-9 in accordance with Section 10.09, Purchaser shall (i) prior to making any deduction or withholding with respect to any Seller, use commercially reasonable efforts to notify the Seller Representative of any anticipated deduction or withholding, and (ii) reasonably cooperate with the Seller Representative to minimize the amount of any applicable deduction or withholding with respect to such Seller to the extent permitted by applicable Law. To the extent that any amounts are so deducted or withheld and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES
RELATED TO THE PARTNERSHIP GROUP AND MMP GROUP

Except as set forth in the Disclosure Schedule, the Sellers hereby severally, but not jointly, represent and warrant to the Purchaser as of the Signing Date and as of the Closing Date (except to the extent a specific date is referenced, in which case the Sellers hereby severally, but not jointly, represent and warrant to the Purchaser as of such date) as follows:

Section 3.01 Organization; Good Standing.

(a) Each member of the Partnership Group and MMP Group (i) is a limited liability company or a limited partnership, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware or, in the case of Tiburon Operating, LLC, Medallion Gathering & Processing, LLC, Medallion Pipeline Company, LLC, MGP Marketing, LLC, Medallion Crude Oil Logistics, LLC, Medallion Producer Services, LLC and Medallion Midland Gathering, LLC, the Laws of the State of Texas, and (ii) has all requisite limited liability company or limited partnership, as applicable, power and authority to own, lease and operate the properties and assets now owned or operated by it and to conduct its business as presently conducted.

(b) Each member of the Partnership Group and MMP Group is duly qualified or licensed to do business in each other jurisdiction in which the ownership, leasing or operation of its assets and properties or conduct of its business makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to have a Material Adverse Effect.

(c) True, correct and complete copies of each Partnership Group member and MMP Group member’s Organizational Documents have been made available to the Purchaser. All such Organizational Documents are in full force and effect, and no Partnership Group member or MMP Group member is in material violation of any provisions thereof.

Section 3.02 No Conflicts; Consents and Approvals.

(a) Except as set forth in Section 3.02(a) of the Disclosure Schedule, and, assuming receipt of all Consents of Governmental Authorities described in Section 3.02(b) of the Disclosure Schedule, neither the execution and delivery by an applicable Seller of any Transaction Documents to which it is or will be a party, nor the consummation by such applicable Seller of the Transactions will (i) violate or conflict with any provision of any Partnership Group member’s or MMP Group member’s Organizational Documents, (ii) violate, result in a breach of or require consent or notice under any Material Contract, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel, any rights or obligations under any Material Contract, (iii) materially violate or result in a material violation of any Law to which any Partnership Group member or MMP Group member is subject or (iv) result in the imposition or creation of any Lien (other than Permitted Liens) on any Partnership Group member’s or MMP Group member’s assets, the Partnership Group Interests or the MMP Interests, except in the case of clauses (ii) and (iv), as would not reasonably be expected to have a Material Adverse Effect.

(b) No Consent of, with or to any Governmental Authority is required to be obtained or made by any member of the Partnership Group or the MMP Group in connection with the execution and delivery by an applicable Seller of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation of the Transactions, other than (i) requirements of any securities Laws, (ii) Consents set forth in Section 3.02(b) of the Disclosure Schedule or required pursuant to the HSR Act, (iii) Consents that, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect or materially delay the Closing, (iv) Consents not required to be made or given until after the Closing and (v) Consents that may be required because of the Purchaser’s participation in the Transactions, including any requirements applicable as a result of the specific legal or regulatory status of the Purchaser or any of its Affiliates or as a result of any other facts that specifically relate to the business or activities in which the Purchaser or any of its Affiliates are or propose to be engaged (other than the Business).

Section 3.03 Partnership Interests; MMP Interests.

(a) The partnership interests set forth in Section 3.03(a) of the Disclosure Schedule collectively constitute all of the issued and outstanding Equity Interests of the Partnership. Such partnership interests have been duly authorized, validly issued and are fully paid and, subject to the Laws of the State of Delaware, non-assessable, and were not issued in violation of any purchase option, call option, right of first refusal or preemptive right. There are no outstanding or authorized equity appreciation, phantom stock, profit participation, preemptive rights, registration rights, approval rights, proxies or rights of first refusal affecting such partnership interests.

(b) The Partnership directly or indirectly owns 100% of the Subsidiary Interests beneficially and of record, free and clear of all Liens, other than Permitted Liens. The Subsidiary Interests constitute all of the issued and outstanding Equity Interests in the Partnership Subsidiaries. The Subsidiary Interests have been duly authorized, validly issued and are fully paid and, subject to the Laws of the State of Delaware (or, in the case of Tiburon Operating, LLC, Medallion Gathering & Processing, LLC, Medallion Pipeline Company, LLC, MGP Marketing, LLC and Medallion Crude Oil Logistics, LLC, the Laws of the State of Texas), non-assessable, and were not issued in violation of any purchase option, call option, right of first refusal or preemptive right. There are no outstanding or authorized equity appreciation, phantom stock, profit participation, preemptive rights, registration rights, approval rights, proxies or rights of first refusal affecting the Subsidiary Interests.

(c) MMP owns all of the Equity Interests in each of Medallion Producer Services, LLC and Medallion Midland Gathering, LLC, beneficially and of record, free and clear of all Liens, other than Permitted Liens. The Equity Interests in Medallion Producer Services, LLC and Medallion Midland Gathering, LLC have been duly authorized, validly issued and are fully paid and, subject to the Laws of the State of Texas, non-assessable, and were not issued in violation of any purchase option, call option, right of first refusal or preemptive right. There are no outstanding or authorized equity appreciation, phantom stock, profit participation, preemptive rights, registration rights, approval rights, proxies or rights of first refusal affecting the Equity Interests in each of Medallion Producer Services, LLC and Medallion Midland Gathering, LLC.

(d) MDP owns the MMP Interests, beneficially and of record, free and clear of all Liens, other than Permitted Liens. The MMP Interests have been duly authorized, validly issued and are fully paid and, subject to the Laws of the State of Delaware, non-assessable, and were not issued in violation of any purchase option, call option, right of first refusal or preemptive right. Except as set forth in the MMP LLCA, as of the Signing Date, there are no outstanding or authorized equity appreciation, phantom stock, profit participation, preemptive rights, registration rights, approval rights, proxies or rights of first refusal affecting the MMP Interests.

(e) Except for the Organizational Documents of the Target Companies, there are no voting trusts or other agreements or understandings to which any member of the Partnership Group or the MMP Group is a party with respect to the voting or registration of the Equity Interests of the Partnership Group or the MMP Group.

(f) No member of the Partnership Group or the MMP Group has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with their respective equityholders on any matter.

(g) Except for the Subsidiary Interests and the MMP Interests and the Equity Interests in Medallion Producer Services, LLC and Medallion Midland Gathering, LLC, no member of the Partnership Group (i) beneficially owns, directly or indirectly, any Equity Interest in any Person, (ii) has any obligation to acquire any Equity Interest in any Person or (iii) has any obligation to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

(h) Except for the Equity Interests in Medallion Producer Services, LLC and Medallion Midland Gathering, LLC, no member of the MMP Group (i) beneficially owns, directly or indirectly, any Equity Interest in any Person, (ii) has any obligation to acquire any Equity Interest in any Person or (iii) has any obligation to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

Section 3.04 Financial Statements.

(a) Section 3.04(a) of the Disclosure Schedule sets forth true, accurate, and complete copies of (i) the unaudited consolidated balance sheet of the Partnership and its Subsidiaries as of the years ended December 31, 2022 and December 31, 2023 and the related unaudited consolidated statements of operations and cash flows for the 12-month periods then ended and (ii) the unaudited financial statements consisting of the consolidated unaudited balance sheet of the Partnership and its Subsidiaries as of June 30, 2024 (the “Interim Partnership Balance Sheet”) and the related consolidated unaudited statements of operations and cash flows for the six-month period then ended ((i) and (ii), collectively, the “Partnership Financial Statements”).

(b) Except as set forth in Section 3.04(b) of the Disclosure Schedule, the Partnership Financial Statements fairly present, in all material respects, the consolidated financial position of the Partnership and the consolidated results of operations of the Partnership on a consolidated basis, as of the dates indicated in such Partnership Financial Statements and for the periods covered by the Partnership Financial Statements, in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, except (i) for the absence of notes to the Partnership Financial Statements and (ii) that the Partnership Financial Statements are subject to normal adjustments.

(c) The Partnership and its Subsidiaries have no Liabilities of the type required to be reflected on a consolidated balance sheet of the Partnership prepared in accordance with GAAP, except for Liabilities (i) reflected or reserved against in the Partnership Financial Statements, (ii) incurred in the ordinary course of business since the date of the Interim Partnership Balance Sheet, (iii) otherwise disclosed in this Agreement or the Disclosure Schedule or (iv) that, individually or in the aggregate, are not material to the Partnership and its Subsidiaries, taken as a whole.

(d) Since December 31, 2023, there has been no change in any of the accounting policies, practices or procedures of the Partnership and its Subsidiaries.

(e) Section 3.04(e) of the Disclosure Schedule sets forth true, accurate, and complete copies of (i) the audited consolidated balance sheet of MMA and its Subsidiaries as of the years ended December 31, 2022 and December 31, 2023 and the related audited consolidated statements of operations, member’s capital and cash flows for the 12-month periods then ended and (ii) the unaudited financial statements consisting of the consolidated unaudited balance sheet of MMA and its Subsidiaries as of June 30, 2024 (the “Interim MMA Balance Sheet”) and the related consolidated unaudited statements of operations, member’s capital and cash flows for the six-month period then ended ((i) and (ii), collectively, the “MMA Financial Statements”).

(f) Except as set forth in Section 3.04(f) of the Disclosure Schedule, the MMA Financial Statements fairly present, in all material respects, the consolidated financial position of MMA and the consolidated results of operations of MMA on a consolidated basis, as of the dates indicated in such MMA Financial Statements and for the periods covered by the MMA Financial Statements, in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, except (i) for the absence of notes to the Interim MMA Balance Sheet and related unaudited statements of operations, member’s capital and cash flows and (ii) that the Interim MMA Balance Sheet and related unaudited statements of operations, member’s capital and cash flows are subject to normal adjustments.

(g) MMA and its Subsidiaries have no Liabilities of the type required to be reflected on a consolidated balance sheet of MMA prepared in accordance with GAAP, except for Liabilities (i) reflected or reserved against in the MMA Financial Statements, (ii) incurred in the ordinary course of business since the date of the Interim MMA Balance Sheet, (iii) otherwise disclosed in this Agreement or the Disclosure Schedule or (iv) that, individually or in the aggregate, are not material to MMA and its Subsidiaries, taken as a whole.

(h) Since December 31, 2023, there has been no change in any of the accounting policies, practices or procedures of MMA and its Subsidiaries.

(i) Section 3.04(i) of the Disclosure Schedule sets forth true, accurate and complete copies of (i) the audited consolidated balance sheet of MMP and its Subsidiaries as of December 31, 2022 and December 31, 2023 and the related audited consolidated statements of operations, member’s capital and cash flows for the 12-month periods then ended and (ii) the unaudited financial statements consisting of the consolidated unaudited balance sheet of MMP and its Subsidiaries as of June 30, 2024 (the “Interim MMP Balance Sheet”) and the related consolidated unaudited statements of operations, member’s capital and cash flows for the six-month period then ended ((i) and (ii), collectively, the “MMP Financial Statements”).

(j) Except as set forth in Section 3.04(j) of the Disclosure Schedule, the MMP Financial Statements fairly present, in all material respects, the consolidated financial position of MMP and the consolidated results of operations of MMP on a consolidated basis, as of the dates indicated in such MMP Financial Statements and for the periods covered by the MMP Financial Statements, in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, except (x) for the absence of notes to the Interim MMP Balance Sheet and related unaudited statements of operations, member’s capital and cash flows and (y) that the Interim MMP Balance Sheet and related unaudited statements of operations, member’s capital and cash flows are subject to normal adjustments.

(k) MMP and its Subsidiaries have no Liabilities of the type required to be reflected on a consolidated balance sheet of MMP prepared in accordance with GAAP, except for Liabilities (i) reflected or reserved against in the MMP Financial Statements, (ii) incurred in the ordinary course of business since the date of the Interim MMP Balance Sheet, (iii) otherwise disclosed in this Agreement or the Disclosure Schedule or (iv) that, individually or in the aggregate, are not material to MMP and its Subsidiaries, taken as a whole.

(l) Except as otherwise set forth in Section 3.04(l) of the Disclosure Schedule, from the Effective Time to the Signing Date, there has been no Distributed Cash or Contributed Cash and the Partnership Group and the MMP Group have not incurred any Indebtedness. The amount of Indebtedness for borrowed money of the Partnership Group and the MMP Group (based on the Partnership Group’s percentage equity interest in the MMP Group) as of the Signing Date is $884,524,914.

Section 3.05 Compliance with Applicable Laws. Except as otherwise set forth in Section 3.05 of the Disclosure Schedule, (a) each member of the Partnership Group and the MMP Group is, and in the past three years has been, in compliance in all material respects with all Laws and (b) in the past three years, no member of the Partnership Group or the MMP Group has received any written notice from any Governmental Authority alleging, nor, to the Sellers’ Knowledge, has any Governmental Authority otherwise threatened that any member of the Partnership Group or the MMP Group is in material violation of, or has materially failed to comply with, any Laws.

Section 3.06 Permits. Except as set forth in Section 3.06 of the Disclosure Schedule, (i) the Target Companies hold all material Permits necessary for the ownership and operation of the Target Assets and for the conduct of the Business as currently conducted (the “Target Permits”), (ii) the Target Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in an adverse modification, termination, cancellation or revocation thereof, (iii) no written notice of revocation, cancellation or termination of any Target Permit has been received by any member of the Partnership Group or MMP Group that has not been resolved, (iv) each member of the Partnership Group and the MMP Group is in compliance in all material respects with its obligations under, and the terms of, each Target Permit, (v) applications for the renewal of all Target Permits have been timely filed if necessary and (vi) no event or Action is pending or has occurred and no condition or state of facts exists which (A) constitutes or, after notice or lapse of time or both, would constitute a material breach or default by any member of the Partnership Group or the MMP Group under any such Target Permit, (B) permits or, after notice or lapse of time or both, would reasonably be expected to permit revocation, termination, or inability to renew when renewal is required, of any such Target Permit, (C) would materially and adversely affect the rights of any member of the Partnership Group or the MMP Group under any such Target Permit, or (D) has caused (or would reasonably be expected to cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any Target Permit (in each case, with or without notice or lapse of time or both).

Section 3.07 Litigation; Orders. Except as set forth in Section 3.07 of the Disclosure Schedule or any Action filed by any Governmental Authority after the date hereof related to or arising out of the HSR Act, there are no, and in the past three years there has been no, (a) Actions pending or, to the Sellers’ Knowledge, threatened, against any member of the Partnership Group or the MMP Group or any of their respective properties; or (b) outstanding Orders to which any member of the Partnership Group or the MMP Group is a party or against any of their respective properties, in each case that would, if determined adversely to any Target Company or their respective properties, reasonably be expected to be material to the Business, taken as a whole.

Section 3.08 Real Property.

(a) Section 3.08(a) of the Disclosure Schedule sets forth, as of the Signing Date, a true and correct list of the Real Property (other than the Target Easements) to which any member of the Partnership Group or the MMP Group has any right, title, interest or possession, and noting whether such Real Property is owned in fee (collectively, the “Target Fee Property”) or covered by a Target Lease (collectively, the “Target Leased Property”).

(b) With respect to Target Fee Property, Section 3.08(a) of the Disclosure Schedule sets forth, as of the Signing Date, (i) a description of, or (ii) a recordation file number within the appropriate real property records of the relevant county or parish to the documentation of, such Target Fee Property.

(c) True, correct and complete copies of each Lease for the Target Leased Property (in each case, a “Target Lease”), and any material amendment or supplement thereto, have been made available to the Purchaser.

(d) Except as set forth on Section 3.08(d) of the Disclosure Schedule, the applicable member of the Partnership Group or the MMP Group, (i) has good and indefeasible fee simple title to each tract or parcel of Target Fee Property, (ii) has a legal, valid and binding leasehold interest in the Target Leased Property, (iii) has a valid easement estate in the Real Property covered by each Target Easement, (iv) has the legal right to use the Real Property, in all material respects, for the purposes for which such Real Property is currently being used pursuant to applicable urbanization, zoning and other land use Laws and (v) owns all right, title and interest in the buildings, structures, improvements and fixtures (if any) located on the Real Property, in each case of clauses (i) through (v), free and clear of all Liens other than Permitted Liens, but subject to the terms of the applicable Contract vesting the applicable member of the Partnership Group or the MMP Group, as applicable, with any right, title or interest in or possession of such Real Property.

(e) No Seller, member of the Partnership Group nor the MMP Group nor any of their respective Affiliates has received any written notice from any Person alleging that any Real Property, or the use of Real Property by any member of the Partnership Group or MMP, is in violation, in any material respect, of any applicable Law or the terms of any Target Lease or Target Easement, which alleged material violation has not been cured.

(f) Except as listed on Section 3.08(f) of the Disclosure Schedule, (i) there is no event or set of facts or circumstances in existence that constitutes, or with the lapse of time or the giving of notice or both, would reasonably be expected to constitute, a material default by any member of the Partnership Group or the MMP Group under: (A) any Target Lease or (B) any Target Easement; (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Target Fee Property that would be triggered by the Transactions; (iii) no member of the Partnership Group or the MMP Group is a party to any agreement or option to purchase any material real property or interest therein; and (iv) none of the Sellers, any member of the Partnership Group or the MMP Group or any of their respective Affiliates, has leased or otherwise granted to any Person (other than any member of the Partnership Group or the MMP Group) the right to use or occupy the Real Property, except for contractors, licensees and invitees, and to the Knowledge of the Sellers, no Persons other than members of the Partnership Group or the MMP Group are occupying or have any right to occupy or otherwise utilize in any way the Real Property in any manner that would materially adversely interfere with the ownership, operation and use of the Target Assets as currently owned, operated and used, other than pursuant to Permitted Liens.

(g) There are no eminent domain, land-use, Permit-related or other similar Actions pending or, to the Sellers’ Knowledge, threatened in writing by any Person affecting any Real Property, and the Sellers have not received written notice from a Governmental Authority that any material Permit to use the Real Property will not be renewed upon expiration or that any material condition will be imposed to use or renew the same.

(h) The Target Fee Property, Target Leased Property and Target Easements, as a whole, constitute all of the material real property interests owned, used or held for use in the conduct of the Business in the ordinary course and, as a whole, are sufficient in all material respects for the continued conduct and operation of the Business in the ordinary course, including as required to perform under the Material Contracts.

Section 3.09 Environmental Matters. Except as set forth in Section 3.09 of the Disclosure Schedule:

(a) each member of the Partnership Group and the MMP Group is, and, since January 1, 2021 has been, in compliance in all material respects with all Environmental Laws to which such Partnership Group member or MMP Group member, as applicable, and its respective business, assets and Real Property are subject, including timely possessing, renewing and complying in all material respects with the terms and conditions of all Environmental Permits;

(b) since January 1, 2021 (or earlier if unresolved), no member of the Partnership Group or the MMP Group has received from any Governmental Authority or other Person any written notice, report, directive, Order or other information alleging or otherwise relating to a violation, potential violation, Liability or responsibility of any member of the Partnership Group or the MMP Group pursuant to any Environmental Law involving the conduct of the Business or the Real Property other than notices with respect to matters that have been resolved to the satisfaction of the relevant Governmental Authority and for which such member of the Partnership Group or the MMP Group, as applicable, has no further material obligations outstanding;

(c) no member of the Partnership Group or the MMP Group is subject to any outstanding Order nor, to the Sellers’ Knowledge, has any Order been threatened, that would reasonably be expected to impose on any such Person a material Liability or material restriction on operations pursuant to any Environmental Law;

(d) there has not been any Release, treatment, storage, arrangement for or permitting the disposal, transportation or handling of, exposure to or contamination by, Hazardous Materials, including on, from or onto any current, or, to the Knowledge of Sellers, former Real Property by any member of the Partnership Group or the MMP Group, or, to the Knowledge of Sellers, any other person, in each case, in a manner which has given or would reasonably be expected to give rise to a material Liability or investigative, remedial or corrective action obligation on the part of any member of the Partnership Group or the MMP Group pursuant to Environmental Laws;

(e) there are no Actions pending, or, to the Sellers’ Knowledge, threatened against any member of the Partnership Group or the MMP Group under Environmental Laws, including any Actions that would reasonably be expected to impose a material Liability or material restriction on operations with respect to the Business or the Real Property;

(f) no member of the Partnership Group or the MMP Group has assumed, undertaken, provided an indemnity with respect to or otherwise become subject to the material liability of any other Person arising under Environmental Laws or relating to Hazardous Materials; and

(g) true, correct and complete copies of all material environmental audits, reports, assessments and other material environmental, health and safety documents relating to the current or former properties, facilities or operations of the Partnership Group or the MMP Group, including the Real Property of the Business that are in the possession or reasonable control of the Sellers or any member of the Partnership Group or the MMP Group and have been prepared by third parties who are not Affiliates of the Sellers, the Partnership Group or the MMP Group since January 1, 2021 have been made available to the Purchaser.

Section 3.10 Taxes. Except as set forth in Section 3.10 of the Disclosure Schedule:

(a) all income and other material Tax Returns required to be filed by any member of the Partnership Group or the MMP Group have been duly and timely filed, and all such Tax Returns are complete and accurate in all material respects;

(b) all income and other material Taxes required to have been paid by any member of the Partnership Group or the MMP Group have been duly and timely paid (whether or not reflected on any Tax Return);

(c) any withholding and deposit Tax requirements imposed on any member of the Partnership Group or the MMP Group have been satisfied in all material respects, and all amounts so withheld have been remitted to the appropriate Governmental Authority;

(d) there are no material Liens for Taxes (other than those described in clause (a) of Permitted Liens) on the (i) Equity Interests of any member of the Partnership Group or the MMP Group (excluding interests in MMP other than the MMP Interests) or (ii) assets of any member of the Partnership Group or the MMP Group;

(e) no material assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes of any member of the Partnership Group or the MMP Group that has not been resolved, and no material Tax audits, examinations or administrative or judicial proceedings are being conducted, are pending or have been threatened in writing by (and remain unresolved with) any Governmental Authority with respect to any member of the Partnership Group or the MMP Group;

(f) for U.S. federal (and applicable state and local) income tax purposes: (A) each of the Partnership and MMP is treated as a partnership; (B) each of the Partnership Subsidiaries is treated as an entity disregarded as separate from the Partnership; and (C) each of the Subsidiaries of MMP is treated as an entity disregarded as separate from MMP;

(g) none of the members of the Partnership Group or the MMP Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of: (i) any accounting method change or closing agreement with any Governmental Authority filed or made prior to the Closing, (ii) any prepaid amount received or deferred revenue accrued prior to the Closing or (iii) any intercompany transaction, installment sale or open transaction entered into prior to the Closing;

(h) none of the members of the Partnership Group or the MMP Group has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. Tax Law), or has any material liability for the Taxes of any Person (other than another member of the Partnership Group or the MMP Group), as a transferee or successor, by contract (other than as a result of any contract entered into in the ordinary course of business and not primarily relating to Taxes), assumption or operation of Law;

(i) none of the members of the Partnership Group or the MMP Group has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or any other transaction requiring disclosure under any similar provision of state, local or non-U.S. Tax Law);

(j) no asset of the Partnership Group or the MMP Group is subject to a Tax partnership agreement (other than in respect of the Partnership’s and MMP’s status as partnerships);

(k) the Partnership Group and the MMP Group are in material compliance with applicable escheat and unclaimed property Laws; and

(l) the unpaid Taxes of MMA and its Subsidiaries did not, as of the date of the Interim MMA Balance Sheet, materially exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim MMA Balance Sheet (rather than in any notes thereto) and do not materially exceed such reserve as updated for the passage of time through the Closing Date in accordance with the past custom and practice of MMA and its Subsidiaries; and the unpaid Taxes of the MMP Group did not, as of the date of the Interim MMP Balance Sheet, materially exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim MMP Balance Sheet (rather than in any notes thereto) and do not materially exceed such reserve as updated for the passage of time through the Closing Date in accordance with the past custom and practice of the MMP Group.

Section 3.11 Material Contracts.

(a) Section 3.11 of the Disclosure Schedule sets forth a true, correct and complete list of each of the following Contracts (other than any Organizational Documents or Benefit Plans of any of the Target Companies) currently in effect to which a member of the Partnership Group or the MMP Group is a party or which is binding on the Target Assets as of the Signing Date (such Contracts listed in Section 3.11 of the Disclosure Schedule, collectively “Material Contracts”):

(i) each Contract forming or establishing any partnership or joint venture, including any Contract involving a sharing of the profits, losses, costs or liability of the Partnership Group or MMP Group with any other Person;

(ii) each Contract between either a Seller or any Affiliate of a Seller (other than a Target Company) or any of their respective directors, managers, employees or officers, on the one hand, and any Target Company, on the other hand (each an “Affiliate Contract”);

(iii) each Contract that (A) constitutes a non-competition agreement, covenant not to compete or any similar agreement that purports to restrict or prohibit in any material respect the manner (or the locations) in which the Partnership Group’s or the MMP Group’s assets, business or customers are or may be located or (B) containing exclusivity provisions (but excluding agreements regarding the non-use or non-disclosure of information entered into in the ordinary course of business with the suppliers or vendors of the Partnership Group or the MMP Group);

(iv) each Contract that contains an acreage dedication agreement and can reasonably be expected to result in aggregate capital expenditures by, or annual payments to, any member of the Partnership Group or the MMP Group, in excess of $3,000,000 in the aggregate in calendar year 2024 or 2025;

(v) each Contract that is an interconnection agreement;

(vi) each Contract regarding any material indemnification obligations incurred or provided by the Partnership Group or the MMP Group (other than as part of ordinary course indemnification obligations contained in commercial contracts that are customary in the oil and gas business);

(vii) each Contract constituting a derivative or financial swap, exchange, commodity option or hedge;

(viii) each Contract involving the provision of services that contains a “most favored nation” pricing provision;

(ix) each Contract that includes a commitment or reservation of the future capacity of any pipelines or storage facilities of the Partnership Group or the MMP Group for a period of 12 months or longer and can reasonably be expected to result in aggregate annual payments by or to any member of the Partnership Group or the MMP Group, in excess of $3,000,000 in the aggregate in calendar year 2024 or 2025;

(x) each Contract that includes a commitment by any Partnership Group or the MMP Group member to purchase, sell, exchange, store, transmit, gather, dispose, recycle, treat, process, transport or deliver volumes of fresh or produced water, crude oil, natural gas, condensate or other hydrocarbons, and which is not terminable without penalty on 90 days or less prior written notice;

(xi) each Contract for the operation, maintenance and management of the Target Assets that are material to the operation of the Business;

(xii) each Contract for the procurement of goods or services that can reasonably be expected to result in aggregate annual payments by any member of the Partnership Group or the MMP Group, in excess of $3,000,000 in the aggregate in calendar year 2024 (it being understood that payment obligations under any purchase orders under a Contract shall be aggregated with the obligations under the applicable Contract for purposes of the foregoing threshold);

(xiii) each Contract evidencing Indebtedness or creating a Lien on the Target Assets securing Indebtedness;

(xiv) each Contract involving the resolution or settlement of any actual or threatened Actions against or by the Partnership Group or the MMP Group (x) that has not been fully performed by the Partnership Group or the MMP Group, as applicable, or (y) that otherwise imposes continuing conduct obligations (other than confidentiality obligations) on the Partnership Group or the MMP Group, as applicable;

(xv) any Target Lease (including capacity leases and storage leases) that during the 12 months ended June 30, 2024 individually resulted in, or is reasonably expected in the future to result in, annual revenues to or payments by the Partnership Group and the MMP Group in excess of $5,000,000;

(xvi) each Contract not otherwise disclosed pursuant to any other clause under this Section 3.11(a) that can reasonably be expected to result in aggregate annual payments to or from the Partnership Group or the MMP Group in excess of $1,000,000 in the aggregate in any given 12-month period (it being understood that payments under any purchase orders under a Contract shall be aggregated with the other payments under the applicable Contract for purposes of the foregoing threshold);

(xvii) any collective bargaining agreement, memorandum of understanding, or other Contract with any labor union, works council, or similar labor organization or employee representative (each a, “Labor Agreement”) with respect to current or former employees of any member of the Partnership Group or the MMP Group;

(xviii) each Contract for the sale, transfer or other disposition of any material assets or Equity Interests of any member of the Partnership Group or the MMP Group (other than those providing for sales, transfers or dispositions of inventory or pipeline loss allowance in the ordinary course of business) or for the grant to any Person of any preferential rights to purchase any of the assets or Equity Interests of any member of the Partnership Group or the MMP Group, in each case, under which there are material outstanding obligations of the Partnership Group or the MMP Group; or

(xix) each Contract for any acquisition of any assets or Equity Interests of any member of the Partnership Group or the MMP Group (other than those acquisitions of inventory in the ordinary course of business consistent with past practice) that contains an “earn-out” provision or other contingent or future payment obligations, or ongoing material indemnification obligations, in each case, that have not been satisfied in full.

(b) Each of the Material Contracts is in full force and effect and constitutes a legal, valid and binding obligation of the applicable member of the Partnership Group or the MMP Group and, to the Sellers’ Knowledge, the counterparties to such Material Contracts, subject in each case to the Remedies Exception. No member of the Partnership Group or the MMP Group, and, to the Sellers’ Knowledge, no counterparty to any Material Contract, is or, with the passage of time, would reasonably be expected to be in breach or violation of or default under such Material Contract, except (i) for breaches, violations or defaults as would not reasonably be expected to be material to the Business, taken as a whole, and (ii) that, in order to avoid a breach or violation of, or default under, any Material Contract, the Consent of such other parties set forth in Section 3.02(b) of the Disclosure Schedule may be required in connection with the Transactions.

(c) Except as set forth on Section 3.11(c) of the Disclosure Schedule, there have been no temporary releases, permanent releases or other penalties for curtailment or non-performance under any Material Contract, whether or not such release or other penalty is deemed a breach of such Material Contract, resulting in a loss or liability in excess of $1,000,000.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedule sets forth, as of the Signing Date, a true, correct and complete list of, for each member of the Partnership Group and the MMP Group, all Contracts or other arrangements with respect to any material Intellectual Property the primary purpose of which is the licensing of Intellectual Property to such member of the Partnership Group or the MMP Group, as applicable, excluding any Contracts related to COTS.

(b) Except as set forth in Section 3.12(b) of the Disclosure Schedule, the Partnership Group and the MMP Group own, or is licensed or otherwise possesses the right to use, free and clear of Liens other than Permitted Liens, all of the Partnership Group Intellectual Property Rights, and such Partnership Group Intellectual Property Rights constitute all of the material Intellectual Property primarily used or held for use in the Business as currently conducted.

(c) Section 3.12(c) of the Disclosure Schedule sets forth, as of the Signing Date, a true, correct and complete list of, for each member of the Partnership Group and the MMP Group, all Registered Intellectual Property Rights owned by the Partnership Group and the MMP Group. To the Sellers’ Knowledge, the conduct of the Business does not materially infringe, violate, misuse or misappropriate the Registered Intellectual Property Rights of any other Person.

(d) Except as set forth on Section 3.12(d) of the Disclosure Schedule, (i) there are no pending or, to the Knowledge of the Sellers, threatened claims by any Person alleging infringement, misappropriation or other violation by the Partnership Group or the MMP Group of any Registered Intellectual Property Rights of any Person, (ii) to the Knowledge of the Sellers, the conduct of the business of the Partnership Group and the MMP Group does not infringe, misappropriate or otherwise violate any Registered Intellectual Property Rights of any Person, (iii) no member of the Partnership Group or MMP Group has made any claim of a violation, infringement or misappropriation by others of their rights to or in connection with the Partnership Group Intellectual Property Rights, and (iv) to the Knowledge of the Sellers, no person is infringing, misappropriating or otherwise violating any Partnership Group Intellectual Property Rights.

Section 3.13 Employees; Benefit Plan Matters.

(a) The Sellers have delivered to the Purchaser a true, correct and complete list that contains the name, job title, date of hire, annualized base salary or hourly base wage as applicable, target bonus opportunity, exempt or non-exempt classification (for U.S. employees), principal location of employment (including U.S. state), and employing entity of each Business Employee.

(b) Other than as set forth on Section 3.13(b) of the Disclosure Schedule, no member of the Partnership Group or the MMP Group maintains, sponsors, contributes to or is required to contribute to, or has during the previous six years, maintained, sponsored, contributed to or been required to contribute to, or has any liability with respect to, any Benefit Plan, other than employment agreements or offer letters that provide for at-will employment that may be terminated on less than 30 days’ notice (each, a “Business Benefit Plan”). With respect to each material Business Benefit Plan, the Partnership Group and the MMP Group have delivered to the Purchaser complete and accurate copies of (i) each Business Benefit Plan, including any amendment thereto, (ii) a written description of any such Business Benefit Plan if such plan is not set forth in a written document, (iii) each trust, insurance, annuity or other funding Contract related thereto (if any), (iv) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto (if any), (v) the most recent IRS determination or opinion letter (if any), (vi) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto (if any) and (vii) all material correspondence to or from any Governmental Authority received in the last three (3) years with respect to any such Business Benefit Plan.

(c) No member of the Partnership Group or the MMP Group sponsors, maintains, contributes to or has an obligation to contribute to (or has in the last six years sponsored, maintained, contributed to or been required to contribute to) or has any liability with respect to, including on account of an ERISA Affiliate: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

(d) No member of the Partnership Group or the MMP Group is a party to or bound by any Labor Agreement with a labor union, works council, or similar labor organization or employee representative (collectively, “Union”), and there is not any Union representing or purporting to represent any Business Employee in connection with work performed on behalf of any Partnership Group member or any MMP Group member. To the Sellers’ Knowledge, in the past three years, there have been no labor union organizing activities with respect to any Business Employees. In the past three years, there have been no actual or, to the Knowledge of the Sellers, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Partnership Group member or any MMP Group member.

(e) The members of the Partnership Group and the MMP Group are, and in the past three years have been, in compliance in all material respects with all applicable Laws relating to labor and employment (including such Laws with respect to anti-discrimination, anti-harassment, and anti-retaliation, terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees)), the investigation of (and, if applicable, taking of corrective action with respect to) sexual harassment and other discrimination or retaliation complaints, immigration (including the completion of Form I-9 for all U.S. employees and the proper confirmation of employee visas), restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, affirmative action, unemployment insurance, automated employment decision tools, and other artificial intelligence), except for any non-compliance as would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 3.13(e) of the Disclosure Schedule, there are no material Actions pending or, to the Sellers’ Knowledge, threatened, against any member of the Partnership Group or the MMP Group and brought by or on behalf of any Business Employee or former employee of any member of the Partnership Group or the MMP Group.

(f) To the Knowledge of the Sellers, no member of the Partnership Group or the MMP Group expects any material liabilities with respect to any allegations of sexual harassment or other discrimination, retaliation or policy-violation and are not aware of any such allegations that, if known to the public, would bring any member of the Partnership Group or the MMP Group into material disrepute.

(g) Other than as set forth on Section 3.13(g) of the Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any current or former employee, consultant, officer or other individual service provider of the Partnership Group or the MMP Group to any payment or benefit, (ii) accelerate the time of payment, vesting or funding, or increase the amount, of compensation or benefits due to any current or former employee, consultant, officer or other individual service provider of the Partnership Group or the MMP Group, (iii) restrict or limit the right of the Partnership Group or the MMP Group to administer, amend or terminate any Business Benefit Plan, or (iv) result in any payments or benefits that, individually or in combination with any other payment or benefit, could constitute an “excess parachute payment” within the meaning of Section 280G of the Code or result in the imposition of an excise Tax under Section 4999 of the Code.

(h) All contributions, distributions and premium payments required to be made under the terms of any Business Benefit Plan have been timely made or, if not yet due, have been properly reflected in the applicable financial statements in accordance with GAAP. Each of the Partnership Group and the MMP Group is in material compliance with ERISA, the Code and all other Laws applicable to Business Benefit Plans. Any Business Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or equivalent opinion letter from the IRS, or is the subject of a favorable opinion or advisory letter from the IRS on which the Partnership Group and the MMP Group can rely and, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification.

(i) No Business Benefit Plan provides, and neither the Partnership Group nor the MMP Group sponsors, maintains, contributes to or is required to contribute to or has any liability to any plan or arrangement which provides retiree health, medical, life or other welfare benefits, except pursuant to the continuation coverage requirements of Section 601 et seq. of ERISA or Section 4980B of the Code for which the covered individual pays the full cost of coverage.

(j) The Partnership Group and the MMP Group have not incurred (whether or not assessed) any penalty or Tax under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code. There are no pending or, to the knowledge of the Sellers’, threatened actions, suits, claims, audits or investigations by or on behalf of any Business Benefit Plan, by any employee or beneficiary covered under any Business Benefit Plan or otherwise involving any Business Benefit Plan (other than routine claims for benefits).

(k) Each Business Benefit Plan and any award thereunder that constitutes a “non-qualified deferred compensation plan” under Section 409A of the Code has been operated and documented in all material respects in compliance with Section 409A of the Code. No director, officer, employee or other individual service provider of the Partnership Group or the MMP Group is entitled to a gross-up, make-whole, reimbursement or indemnification payment with respect to any Taxes, including those imposed under Section 409A or Section 4999 of the Code.

Section 3.14 Insurance. Set forth in Section 3.14 of the Disclosure Schedule is a list of each type of insurance policy maintained by the Partnership Group and the MMP Group or by the Sellers or their Affiliates on behalf of the Partnership Group or the MMP Group (or any member thereof), as applicable, as of the Signing Date. The Partnership Group and the MMP Group maintain, or are entitled to the benefits of, insurance in such amounts and against such risks as is customary in all material respects for the industries in which such Person operates. Except as set forth in Section 3.14 of the Disclosure Schedule, there is no material Action pending under any such insurance policy with respect to the Business, the Real Property, the Partnership Group’s assets, the MMP Group’s assets or any member of the Partnership Group or the MMP Group, and no member of the Partnership Group or the MMP Group has received written notice disclaiming coverage, reserving rights with respect to a particular claim or any such insurance policy in general or canceling or materially amending any such insurance policy.

Section 3.15 Broker’s Commissions. Except as set forth in Section 3.15 of the Disclosure Schedule, no member of the Partnership Group or the MMP Group has, directly or indirectly, entered into any Contract with any Person that would obligate the Purchaser or any Target Company to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

Section 3.16 Absence of Changes. Except as set forth in Section 3.16 of the Disclosure Schedule or as contemplated by the Transaction Documents, since the date of the Interim Balance Sheets, (a) the Business has been conducted in all material respects in the ordinary course of business consistent with past practice, except as contemplated by the Transaction Documents, (b) there has not been a Material Adverse Effect, and (c) no member of the Partnership Group or the MMP Group has taken any action that, if taken during the Interim Period without the Purchaser’s consent, would have constituted a material breach of Section 7.01(a).

Section 3.17 Imbalances. There are no pipeline imbalances associated with the pipelines, transport conduit or interconnection facilities owned or used in connection with the Business as of the Signing Date, other than pipeline balances in the ordinary course of business that are not material to the Target Companies, taken as a whole, or the MMP Group, taken as a whole.

Section 3.18 Bonds. Section 3.18 of the Disclosure Schedule sets forth, as of the Signing Date, all of the bonds, letters of credit, and guaranties posted by the Partnership Group or the MMP Group with Governmental Authorities or other third parties relating to the Target Assets as of the Signing Date.

Section 3.19 Capital Commitments. Section 3.19 of the Disclosure Schedule sets forth, as of the Signing Date, (i) all outstanding authorities for expenditures or outstanding capital commitments to third parties (including under any Material Contract) and other uncompleted capital projects related to the Business that involve capital expenditures in excess of ($5,000,000.00) (“Capital Projects”), (ii) a good faith estimate of the completion date on a project-by-project basis and (iii) a good faith estimate of the associated costs reasonably expected to be incurred until completion on a project-by-project basis.

Section 3.20 Affiliate Transactions. Except as set forth on Section 3.20 of the Disclosure Schedule, (i) there are no Affiliate Contracts and (ii) no director, manager, employee or officer of the Sellers or its Affiliates (including the Partnership Group and the MMP Group) owns or leases any asset, property or right which is used by the Partnership Group and the MMP Group, other than as a result of such Person’s indirect equity ownership in the Seller or any of its Affiliates (including the Partnership Group and the MMP Group).

Section 3.21 Regulatory Status.

(a) None of the Partnership Group or the MMP Group members is (i) a natural gas company under the Natural Gas Act, 15 U.S.C. §§ 717-717W, and the regulations promulgated by the Federal Energy Regulatory Commission (“FERC”) thereunder, (ii) a gas utility subject to the jurisdiction of the Railroad Commission of Texas, (iii) a holding company or a gas utility company as defined in the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453, and the regulations promulgated by the FERC thereunder (“PUHCA”), or (iv) subject to regulation by the Department of Energy.

(b) None of the Partnership Group or the MMP Group members is a public utility under the Federal Power Act, 16 U.S.C. §§ 791a-825r and the regulations promulgated by the FERC thereunder or an electric utility company under PUHCA.

(c) Except as would not have, individually or in the aggregate, a Material Adverse Effect, all filings required to be made by any Partnership Group or the MMP Group member during the three (3) years preceding the date hereof, with the FERC under the Interstate Commerce Act implemented by the FERC pursuant to 49 USC § 60502 and the regulations promulgated by the FERC thereunder, with the Pipeline and Hazardous Materials Safety Administration of the Department of Transportation, the Federal Communications Commission, or any applicable state public utility commission or department, as the case may be, have been made.

Section 3.22 Condition and Sufficiency of Assets.

(a) The Target Companies have good and valid title to (or a valid, enforceable and existing leasehold interest in, license or other valid right to use) the material Target Assets, and hold all Contracts necessary for the conduct of the Business as it is conducted on the Signing Date, free and clear of all Liens, other than Permitted Liens.

(b) All Target Assets that constitute tangible personal property and are material to the Business (i) are (taking into account age and ordinary wear and tear) in good repair, working order and operating condition, adequate for present use by the Partnership Group or the MMP Group, as applicable, except with respect to any of the foregoing as would not reasonably be expected to be material to the Business, taken as a whole, and (ii) have, in all material respects, been owned, maintained and operated (A) in a good and workmanlike manner as expected by a reasonable and prudent operator in accordance with customary practices in the hydrocarbon gathering and processing industry and (B) in compliance with applicable Law.

(c) No member of the Partnership Group or the MMP Group is currently obligated by applicable Laws or Contracts to dismantle, abandon or remediate any Target Asset that constitutes tangible personal property and is material to the Business, excluding any such obligations that may arise on or after the Closing Date.

(d) The Target Assets and Contracts held by the Target Companies are sufficient for the continued conduct of the Business after the Closing in the same manner in all material respects as conducted immediately prior to the Signing Date.

Section 3.23 Disclaimer.

(a) Notwithstanding anything to the contrary in this Agreement, none of Trophy Acquisition, Medallion Management nor the General Partner makes any representation or warranty in any provision of this Agreement, the Disclosure Schedule or otherwise, other than those representations and warranties expressly set forth in this Article III and Article V (subject to the limitations in this Section 3.23), any Transaction Documents and in the certificate delivered pursuant to Section 8.03.

(b) FURTHER, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULE) OR IN ANY OTHER TRANSACTION DOCUMENT OR IN THE CERTIFICATE DELIVERED PURSUANT TO Section 8.03, EACH OF THE GENERAL PARTNER, TROPHY ACQUISITION, MEDALLION MANAGEMENT, THE PARTNERSHIP GROUP AND THE MMP GROUP EXPRESSLY DISCLAIM, ON THEIR BEHALF AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES, (I) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PERSONS OR THE TRANSACTIONS, INCLUDING WITH RESPECT TO (A) THE DISTRIBUTION OF OR RELIANCE ON ANY INFORMATION, DISCLOSURE OR DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN ANY DATA ROOM, MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS, OR OTHERWISE RELATING IN ANY WAY TO THE BUSINESS, THE PARTNERSHIP GROUP’S ASSETS, THE MMP GROUP’S ASSETS, THE PARTNERSHIP GROUP INTERESTS OR THE MMP INTERESTS, (B) ANY ESTIMATES OF THE VALUE OF THE BUSINESS, THE PARTNERSHIP GROUP’S ASSETS, THE MMP GROUP’S ASSETS, THE PARTNERSHIP GROUP INTERESTS OR THE MMP INTERESTS, (C) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, MARKETABILITY, PROSPECTS (FINANCIAL OR OTHERWISE) OR RISKS AND OTHER INCIDENTS OF THE BUSINESS, THE PARTNERSHIP GROUP’S ASSETS, THE MMP GROUP’S ASSETS, THE PARTNERSHIP GROUP INTERESTS OR THE MMP INTERESTS AND (D) ANY OTHER DUE DILIGENCE INFORMATION, (II) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES AND (III) ALL LIABILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE AVAILABLE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES). THE PARTIES ACKNOWLEDGE AND AGREE THAT THE PURCHASER SHALL BE DEEMED TO BE ACQUIRING THE PURCHASED INTERESTS, (AND, INDIRECTLY, THE PARTNERSHIP GROUP’S ASSETS, INCLUDING THE MMP INTERESTS), IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.” NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE STATEMENTS AND DISCLAIMERS IN THIS Section 3.23 SHALL EXPRESSLY SURVIVE THE CLOSING.

Article IV
[RESERVED.]

Article V
REPRESENTATIONS AND WARRANTIES RELATED TO THE SELLERS

Except as set forth in the Disclosure Schedule, each Seller hereby severally, but not jointly, represents and warrants to the Purchaser as of the Signing Date and the Closing Date (except to the extent a specific date is referenced, in which case each Seller severally, but not jointly, represents and warrants to the Purchaser as of such date) as follows:

Section 5.01 Organization; Good Standing. Such Seller is a limited partnership or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.

Section 5.02 Authority. Such Seller has all necessary limited partnership or limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by such Seller of this Agreement has been duly and validly authorized by all necessary limited partnership or limited liability company action on the part of such Seller. As of the Closing Date, the Transaction Documents executed and delivered by such Seller have been duly and validly executed by such Seller and (assuming due authorization, execution and delivery by the other Persons that are party thereto) constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms and conditions, subject in each case to the Remedies Exception.

Section 5.03 No Conflicts; Consents and Approvals.

(a) Except as set forth in Section 5.03(a) of the Disclosure Schedule, neither the execution and delivery by such Seller of this Agreement or the other Transaction Documents to which it is or will be a party, nor the consummation by such Seller of the Transactions will (i) violate or conflict with any provision of such Seller’s Organizational Documents, (ii) violate, result in a breach of or require consent or notice under any material Contract to which such Seller is a party, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel any such material Contract, (iii) assuming receipt of all Consents of Governmental Authorities described in Section 5.03(b) of the Disclosure Schedule, materially violate or result in a material violation of any Law to which such Seller is subject or (iv) result in the imposition or creation of any Lien (other than Permitted Liens) on the General Partner Interests or the Partnership Interests, except in the case of clauses (ii) and (iv), as would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay such Seller’s ability to timely consummate the Transactions.

(b) No Consent of, with or to any Governmental Authority is required to be obtained or made by such Seller in connection with the execution and delivery by such Seller of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation of the Transactions, other than (i) requirements of any securities Laws, (ii) Consents set forth in Section 5.03(b) of the Disclosure Schedule, (iii) Consents required under the HSR Act, (iv) Consents not required to be made or given until after the Closing and (v) Consents that may be required because of the Purchaser’s participation in the Transactions, including any requirements applicable as a result of the specific legal or regulatory status of the Purchaser or any of its Affiliates or as a result of any other facts that specifically relate to the business or activities in which the Purchaser or any of its Affiliates are or propose to be engaged (other than the Business).

Section 5.04 Ownership of the Purchased Interests.

(a) Collectively, Trophy Acquisition and Medallion Management own 100% of the Partnership Interests beneficially and of record, free and clear of all Liens, other than Permitted Liens.

(b) Except for the applicable Transaction Documents, neither Trophy Acquisition nor Medallion Management is a party to any Contract obligating Trophy Acquisition or Medallion Management to sell, transfer or otherwise dispose of the Partnership Interests, or any voting trust, proxy or other agreement or understanding with respect to the Partnership Interests.

(c) The General Partner owns 100% of the General Partner Interests beneficially and of record, free and clear of all Liens, other than Permitted Liens.

(d) Except for the applicable Transaction Documents, the General Partner is not a party to any Contract obligating the General Partner to sell, transfer or otherwise dispose of the General Partner Interests, or any voting trust, proxy or other agreement or understanding with respect to the General Partner Interests.

Section 5.05 Litigation; Orders. There are no (a) Actions pending or, to the Sellers’ Knowledge, threatened in writing, against such Seller, or (b) outstanding Orders to which such Seller is a party, in each case, except as would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay such Seller’s ability to timely consummate the Transactions.

Section 5.06 Broker’s Commissions. Such Seller has not, directly or indirectly, entered into any Contract with any Person that would obligate the Purchaser or any Target Company to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

Section 5.07 No Other Representations. Notwithstanding anything to the contrary in this Agreement, such Seller makes no representation or warranty in any provision of this Agreement, the Disclosure Schedule or otherwise, other than those representations and warranties expressly set forth in Article III or this Article V (subject to the limitations in Section 3.23) and in the certificate delivered pursuant to Section 8.03.

Article VI
REPRESENTATIONS AND WARRANTIES RELATED TO THE PURCHASER

Except as set forth in the Purchaser Disclosure Schedule, the Purchaser hereby represents and warrants to the Sellers as of the Signing Date and the Closing Date (except to the extent a specific date is referenced, in which case the Purchaser represents and warrants to the Sellers as of such date) as follows:

Section 6.01 Organization. The Purchaser is an Oklahoma corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of formation.

Section 6.02 Authority. The Purchaser has all necessary company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Purchaser of this Agreement has been duly and validly authorized by all necessary company action on the part of the Purchaser. As of the Closing Date, the Transaction Documents executed and delivered by the Purchaser have been duly and validly executed by the Purchaser, and (assuming due authorization, execution and delivery by the other Persons that are party thereto) constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms and conditions, subject in each case to the Remedies Exception.

Section 6.03 No Conflicts; Consents and Approvals.

(a) Except as set forth in Section 6.03(a) of the Purchaser Disclosure Schedule, neither the execution and delivery by the Purchaser of this Agreement or the other Transaction Documents to which it is or will be a party, nor the consummation by the Purchaser of the Transactions, will (i) violate or conflict with any provision of the Purchaser’s Organizational Documents, (ii) violate, result in a breach of or require consent or notice under any material Contract to which the Purchaser is a party, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel any such material Contract, (iii) assuming receipt of all Consents of Governmental Authorities described in Section 6.03(b) of the Purchaser Disclosure Schedule, materially violate or result in a material violation of any Law to which the Purchaser is subject or (iv) result in the imposition or creation of any Lien (other than Permitted Liens) on the Purchaser’s assets, except in the case of clauses (ii) and (iv), as would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b) No Consent of, with or to any Governmental Authority is required to be obtained or made by the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation of the Transactions, other than (i) requirements of any securities Laws, (ii) Consents set forth in Section 6.03(b) of the Purchaser Disclosure Schedule and (iii) Consents required under the HSR Act.

Section 6.04 Litigation; Orders. There are no (a) Actions pending or, to the Purchaser’s Knowledge, threatened in writing, against the Purchaser, or (b) outstanding Orders to which the Purchaser is a party or is otherwise bound, in each case, except as would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 6.05 Acquisition as Investment. The Purchaser is acquiring the Purchased Interests for its own account as an investment with the present intention of holding the Purchased Interests for investment purposes and not to sell, transfer or otherwise distribute the same to any other Person in violation of any securities Laws. The Purchaser has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of an investment in the Purchased Interests. The Purchaser acknowledges and agrees that the Purchased Interests are not registered pursuant to the 1933 Act and that none of the Purchased Interests may be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement or an applicable exemption from registration under the 1933 Act. The Purchaser is an “accredited investor” as defined under Rule 501 of Regulation D of the 1933 Act.

Section 6.06 Financial Resources; Solvency.

(a) The Purchaser as of the Closing shall have, sufficient cash on hand or other sources of immediately available funds as of the Closing Date to enable the Purchaser to (i) pay the Adjusted Purchase Price and (ii) fully perform its obligations under this Agreement and the other Transaction Documents and satisfy all costs and expenses arising in connection herewith and therewith on and immediately following the Closing Date. Notwithstanding anything to the contrary in this Agreement, the Purchaser’s obligation to effect and consummate the Transactions as of the Closing is not subject to the receipt or availability of any funds or financing.

(b) The Purchaser is not entering into the Transactions as of the Closing with the actual intent to hinder, delay or defraud its or any of its Subsidiaries’ present or future creditors. Immediately after the Closing, (i) the aggregate value of the consolidated assets of the Purchaser and its Subsidiaries shall exceed the aggregate value of the consolidated Liabilities of the Purchaser and its Subsidiaries at a fair valuation and a fair saleable value, (ii) the Purchaser and its Subsidiaries shall have the ability to pay all their respective Liabilities as they become due in the ordinary course of business and (iii) the Purchaser and its Subsidiaries shall not have an unreasonably small amount of capital with which to conduct their respective businesses. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or threatened against the Purchaser or any of its Subsidiaries.

Section 6.07 Broker’s Commissions. The Purchaser has not, directly or indirectly, entered into any Contract with any Person that would obligate any Seller or any Target Company to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

Section 6.08 Anti-Money Laundering; Sanctions. No funds used by the Purchaser in connection with the Transactions are derived or obtained from any money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Act of 1970 (also known as the Bank Secrecy Act), the USA PATRIOT Act or any other Law governing such activities or any U.S. economic sanctions violations.

Section 6.09 Independent Investigation. THE PURCHASER ACKNOWLEDGES AND AGREES THAT (A) IT HAS MADE ITS OWN INDEPENDENT EXAMINATION, INVESTIGATION, ANALYSIS AND EVALUATION OF THE BUSINESS, THE PARTNERSHIP GROUP INTERESTS, THE MMP INTERESTS, THE GENERAL PARTNER INTERESTS AND THE TARGET COMPANIES’ ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY AND PROSPECTS; (B) IT HAS BEEN PROVIDED ACCESS TO PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF THE TARGET COMPANIES FOR SUCH PURPOSE AND HAS RECEIVED AND REVIEWED SUCH INFORMATION AND HAS HAD A REASONABLE OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS RELATING TO SUCH MATTERS AS IT DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTIONS; (C) IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF AN ACQUISITION OF THE PURCHASED INTERESTS AND AN INVESTMENT IN THE TARGET COMPANIES; (D) THE SELLERS AND THE TARGET COMPANIES HAVE DELIVERED OR MADE AVAILABLE TO THE PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES, AS APPLICABLE, ALL INFORMATION WHICH THE PURCHASER OR ANY SUCH AFFILIATES OR REPRESENTATIVES HAVE REQUESTED FOR THE PURPOSE OF DECIDING WHETHER OR NOT TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS; (E) IT HAS RELIED SOLELY ON ITS OWN INVESTIGATION AND ANALYSIS AND THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS EXPRESSLY CONTAINED IN Article III AND Article V AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 8.03; AND (F) (I) NO REPRESENTATION OR WARRANTY HAS BEEN OR IS BEING MADE BY THE SELLERS OR ANY OTHER PERSON AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES AND (II) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE ESTIMATES, PROJECTIONS, FORECASTS, PLANS, BUDGETS AND SIMILAR MATERIALS AND INFORMATION, THE PURCHASER IS FAMILIAR WITH SUCH UNCERTAINTIES, THE PURCHASER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATIONS OF THE ADEQUACY AND ACCURACY OF ANY AND ALL ESTIMATES, PROJECTIONS, FORECASTS, PLANS, BUDGETS AND OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN DELIVERED OR MADE AVAILABLE TO IT OR ANY OF ITS REPRESENTATIVES AND THE PURCHASER HAS NOT RELIED OR WILL NOT RELY ON SUCH INFORMATION.

Section 6.10 No Other Representations. Notwithstanding anything to the contrary in this Agreement, the Purchaser makes no representation or warranty in any provision of this Agreement, the Purchaser Disclosure Schedule or otherwise, other than those representations and warranties expressly set forth in this Article VI and in the certificate delivered pursuant to Section 9.03.

Article VII
COVENANTS

Section 7.01 Interim Period Operations.

(a) During the Interim Period, except as set forth in Section 7.01(a) of the Disclosure Schedule, as expressly permitted or required under the terms of this Agreement, as required by Law or to comply with the terms of any Contract in effect as of the Signing Date or as consented to in writing by the Purchaser (which consent shall not be unreasonably delayed, withheld or conditioned, and which consent shall be deemed given if the Purchaser does not respond to any request in writing within seven Business Days of any request for consent), the Sellers shall cause each member of the Partnership Group and the MMP Group to (x) use its commercially reasonable efforts to (i) operate the Business in the ordinary course of business, consistent with past practice, (ii) preserve substantially intact its present business organization, goodwill and assets, (iii) comply in all material respects with applicable Laws and the Material Contracts, (iv) maintain in effect all existing Target Permits, (v) keep available the services of its current officers and employees and (vi) preserve its existing relationships with Governmental Authorities and its material customers, suppliers, licensors, licensees, distributors, lessors and others having material business dealings with it (provided that this Section 7.01(a) shall not prohibit any Target Company from undertaking Emergency Operations and in such event, the Target Companies shall, as promptly as reasonably practicable, inform the Purchaser of such Emergency Operations) and (y) not, directly or indirectly:

(i) amend the Organizational Documents of any Partnership Group member or MMP Group member;

(ii) effect any recapitalization, reclassification, equity interest split, combination, exchange or other change in the capitalization of any Partnership Group member or MMP Group member;

(iii) permit any member of the Partnership Group or the MMP Group to acquire all or substantially all of the equity or assets of any other Person, form any non-wholly owned Subsidiaries;

(iv)  make any loans, advances or capital contributions to, or investments in, any other Person with a value in excess of $10,000,000 in the aggregate; provided, however, that no Partnership Group member or MMP Group member shall make any loans, advances or capital contributions to, or investments in, any other Person that would reasonably be expected to prevent, impede or delay the consummation of the Transactions;

(v) make any material change to the accounting practices of any Partnership Group member or MMP Group member, except as may be required by GAAP or other accounting principles or regulatory policy, or the interpretation or enforcement thereof;

(vi) liquidate, dissolve or otherwise wind up the affairs of any Partnership Group member or MMP Group member;

(vii) sell, assign, transfer, lease or dispose of any (A) assets (including Equity Interests) of any Partnership Group member or MMP Group member with a value in excess of $5,000,000, taken as a whole, except for dispositions of hydrocarbon inventory or pipeline loss allowances in the ordinary course of business or dispositions of obsolete or worthless assets or (B) Real Property with a value in excess of $5,000,000, taken as a whole;

(viii) mortgage, pledge or subject to a Lien (other than a Permitted Lien) any assets of any Partnership Group member or MMP Group member;

(ix) issue, sell, grant or exchange any Equity Interests of any Partnership Group member or MMP Group member;

(x) compromise or settle any material claim or Action in which a Partnership Group member or MMP Group member is a defendant, except where the aggregate payments by the Partnership Group or MMP Group do not exceed $1,000,000; provided, however, that no compromise or settlement shall (A) impose any restrictions or limitations upon the assets, operations, business or conduct of any Partnership Group member or the MMP Group member or any equity or injunctive remedies on any Partnership Group member or MMP Group member or (B) involve the admission of any criminal wrongdoing by any Partnership Group member or MMP Group member;

(xi) Except in connection with actions permitted by clause (xii) below, enter into any Contract that, if in effect as of the Signing Date, would be a Material Contract, or terminate, waive the performance of any material obligation under or materially amend any Material Contract (unless due to expiration in accordance with its terms);

(xii) make or incur any capital expenditures (individually or in the aggregate) in excess of $10,000,000, except for capital expenditures (A) in connection with Emergency Operations (and in such event, the Target Companies shall, as promptly as reasonably practicable, inform the Purchaser of such Emergency Operations) or (B) set forth in Section 3.19 of the Disclosure Schedule;

(xiii) terminate, let lapse or materially modify any material insurance policy maintained by any member of the Partnership Group or the MMP Group, except for any insurance policy replaced by a new or successor policy of substantially similar coverage on substantially similar terms;

(xiv) except as may be required by applicable Law or pursuant to the existing terms of an existing Business Benefit Plan as in effect on the Signing Date and set forth on Section 3.13(b) of the Disclosure Schedule, or as expressly contemplated by this Agreement, (A) grant any new, or increase or decrease any existing, compensation, incentives or benefits payable or to become payable to any Business Employee or other individual service provider of the Partnership Group or the MMP Group, other than increases to base salary in the ordinary course of business consistent with past practice for non-officer level employees, which increases shall not exceed 5% in the aggregate, (B) hire, promote or terminate (other than for cause) any current or former employees, officers, directors or other individual service providers of the Partnership Group or the MMP Group whose target annual cash compensation is equal to or in excess of $200,000, (C) except in connection with Emergency Operations (and in such event, the Target Companies shall, as promptly as reasonably practicable, inform the Purchaser of such Emergency Operations), enter into any new, or materially amend any existing, employment, consulting, severance or termination agreement with any Business Employee or other individual service provider of the Partnership Group or MMP Group or any other Business Benefit Plan, other than (x) annual renewals of group benefit plans in the ordinary course of business consistent with past practice that would not result in material additional or increased cost and (y) offer letters, employment, consulting, severance or termination agreements for individuals hired or terminated as permitted by the immediately preceding clause (B) provided in the ordinary course of business consistent with past practice that follow in all material respects the applicable form of offer letter or other applicable agreement made available to the Purchaser and do not provide for any severance entitlements beyond those provided in the ordinary course of business consistent with past practice to similarly situated employees or any change-in-control or other entitlements payable in connection with the Transactions, or (D) accelerate the time of payment, vesting or funding of any compensation or benefits under any Business Benefit Plan or otherwise;

(xv) (A) negotiate, modify, extend, terminate or enter into any Labor Agreement or recognize or certify any Union as the bargaining representative for any employees of the Partnership Group or the MMP Group, (B) implement or announce any reduction in force, plant closing, or early retirement program, or other actions, in each case that requires notices to be sent pursuant to the WARN Act or (C) waive or release any noncompetition, nonsolicitation, or other restrictive covenant obligation of any current or former employee or independent contractor;

(xvi) incur, assume, guarantee or otherwise become liable for any Indebtedness for borrowed money or any guarantee of such Indebtedness, except for any Indebtedness incurred after the Effective Time in the ordinary course of business and not exceeding $25,000,000 in the aggregate; provided, however, that such Indebtedness does not impose or result in any additional restrictions or limitations that would be material to the Target Companies, or, following the Closing, the Purchaser and its Subsidiaries, other than any obligation to make payments on such Indebtedness;

(xvii) (A) change its fiscal year or any material method of Tax accounting, (B) make (other than in the ordinary course of business consistent with past practice), change or revoke any material Tax election, (C) enter into any closing (or similar) agreement with respect to, or otherwise settle or compromise, any material liability for Taxes, (D) file any material amended Tax Return, (E) file any material Tax Return in a manner materially inconsistent with past practices, (F) surrender any claim for a material refund of Taxes, (G) take actions to incur any material Tax liability outside of the ordinary course of business, or (H) fail to pay any income or other material Tax (including estimated Tax payments or installments) that becomes due and payable; or

(xviii) agree or commit to take or delegate to any other Person any action described in this Section 7.01(a)(y);

provided that to the extent the Sellers’ authority to directly or indirectly cause any member of the MMP Group to (I) take any action or refrain from taking any action that is necessary to comply with Section 7.01(a)(x) or (II) refrain from taking any of the actions described in the foregoing clauses (i) through (xviii) of Section 7.01(a)(y) is, in either case, limited by the terms of the MMP LLCA or any other Organizational Document of any member of the MMP Group (including the Construction and Operating Agreement), then notwithstanding anything to the contrary in this Section 7.01, the Sellers obligations with respect to such action (or inaction) shall be satisfied in full if the Sellers use commercially reasonable efforts to take action within its power to ensure that the applicable members of the MMP Group take (or do not take) such specified action.

(b) Nothing in this Agreement shall be construed to (i) limit the Sellers’ or any Target Company’s discretion to operate the Business in the ordinary course, consistent with pre-Signing Date business practices, operations and activities, during the Interim Period or (ii) give the Purchaser any ownership rights with respect to the Purchased Interests, the Business or any Target Company’s assets before the Closing.

Section 7.02 Regulatory and Other Approvals.

(a) During the Interim Period, but subject to Section 7.02(c), each Party shall cooperate with the other Parties and shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to consummate the Transactions, including (i) making or causing to be made the filings required of such Party or any of its Affiliates by Law with respect to the Transactions, as promptly as is reasonably practicable (and, with respect to the HSR Act, in any event within ten Business Days after the Signing Date), (ii) cooperating with the other Parties and furnishing to the other Parties all information in such Party’s possession that is necessary in connection with any such other Party’s filings, (iii) promptly informing the other Parties of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority with respect to any such filings, and permitting the other Parties to review in advance any proposed substantive communication by such Party to any Governmental Authority with respect to any such filings, (iv) consulting and cooperating with the other Parties in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions to be made or submitted by or on behalf of any Party in connection with any meetings or communications with, or Actions involving, any Governmental Authority with respect to any such filings, (v) making an appropriate response, as promptly as is reasonably practicable, to any requests received from a Governmental Authority by such Party or any of its Affiliates under the HSR Act or any other Laws for additional information, documents or other materials with respect to any such filings and (vi) resolving any formal or informal objections of any Governmental Authority with respect to any such filings or the Transactions.

(b) The Purchaser shall take, and shall cause its Affiliates to take or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable to avoid the entry of, effect the dissolution of and have vacated, lifted, reversed or overturned, as applicable, any Order or Action that would prevent, prohibit, restrict or delay the consummation of the Transactions, in each case, to enable the Closing to occur after the Inside Date and prior to the Outside Date, including (i) proposing, offering, negotiating, committing to and effecting, by Order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, properties, rights, products, leases, businesses, services or other operations or interests therein of the Business or any of the Target Companies, (ii) otherwise taking or committing to take actions that after the Closing Date would limit the Purchaser’s freedom of action with respect to the Business or any of the Target Companies’ assets (each of (i) and (ii) hereof, a “Remedy Action”); provided, however, that notwithstanding anything in this Section 7.02 or anything else to the contrary in this Agreement, (1) the Purchaser shall not be required to take any Remedy Actions (or any other action) that would be material to the Target Companies or the Purchaser (provided that, for purposes of this clause, the Purchaser shall be deemed a consolidated group of entities of the size and scale of a hypothetical company that is one hundred percent (100%) of the size of the Target Companies, taken as a whole, as of the date of this Agreement), and (2) any Remedy Action may be conditioned upon the Closing. Sellers and the Target Companies shall not propose, take, or agree to take any Remedy Action without the prior written consent of the Purchaser, and shall agree to take any such Remedy Action if directed to do so by the Purchaser, so long as the effectiveness of such Remedy Action is conditioned upon the Closing.

(c) Each of the Purchaser and the Sellers will cooperate in all respects with the other and will use their reasonable best efforts to contest, defend and appeal any threatened or pending preliminary or permanent injunction or other Law or Action that would adversely affect the ability of any Party to consummate the Transactions.

(d) No Party nor its Representatives shall participate in or agree to participate in any substantive communication or meeting with any Governmental Authority in respect of any filings contemplated by Section 7.02(a) or investigation or other inquiry in connection therewith unless it consults with the Seller Representative, in the case of the Purchaser, or the Purchaser, in the case of any Seller, in advance and, to the extent permitted by such Governmental Authority, affords such other Party the opportunity to attend and participate in such communication or meeting. Each Party shall provide the other Parties with copies of all correspondence, whitepapers and substantive communications between such Party or any of its Representatives, on the one hand, and any Governmental Authority, on the other hand, in respect of any investigation or other inquiry in connection therewith with respect to the Transactions. Notwithstanding anything to the contrary in this Section 7.02, (i) each Party may redact from any materials provided to another Party pursuant to this Section 7.02 any references to the valuation of the Purchased Interests or any information governed by the attorney-client privilege, the work product doctrine or any similar privilege and (ii) each Party may, as it determines is reasonably necessary, designate competitively sensitive material provided to another Party pursuant to this Section 7.02 as “Outside Counsel Only,” which materials and the information contained therein shall be provided only to the receiving Party’s outside legal counsel and shall not be disclosed by such outside counsel to any of the receiving Party’s directors, officers, employees or members without the prior written consent of the disclosing Party.

(e) The Purchaser shall pay all of the filing fees required to be paid in connection with the filings contemplated by this Section 7.02.

Section 7.03 Access.

(a) During the Interim Period, provided that the Purchaser is not in breach of this Agreement, the Sellers shall provide the Purchaser and its Affiliates and their respective Representatives with reasonable access, upon reasonable prior written notice, during normal business hours and, with respect to the MMP Group, to the extent the Sellers directly or indirectly have the right under the MMP LLCA to provide the same to the Purchaser, to (i) the Books and Records, (ii) the officers, employees, accounting firms and financial advisors of the Target Companies and (iii) the Target Companies’ assets and properties, in each case, as the Purchaser may from time to time reasonably request in writing and only to the extent that such access (x) will not unreasonably interfere with the Business or any health, safety or security rules, regulations, requirements or instructions of any of the Sellers, the Target Companies or their respective Affiliates and (y) is reasonably related to the Purchaser’s obligations and rights under this Agreement; provided, however, that (A) the Sellers shall be entitled to have their Representatives present for any communication with or access to the Books and Records, the Business Employees and the Target Companies’ assets and properties, (B) the Purchaser shall, and shall cause its Affiliates and Representatives to, observe and fully comply with all health, safety and security rules, regulations, requirements and instructions of the Target Companies and their respective Affiliates, as applicable, and (C) neither the Purchaser nor any of its Affiliates or Representatives shall conduct any on-site environmental site assessment, compliance evaluation or investigation with respect to the Business or the Target Companies’ assets or properties without the Sellers’ prior written consent (which consent may be provided, conditioned, delayed or withheld in the Sellers’ reasonable discretion) and without reasonable consultation with the Sellers with respect to any such activity. In no event shall the Purchaser or any of its Affiliates or Representatives conduct any subsurface investigation or other form of sampling or testing of any environmental media. Notwithstanding anything to the contrary in this Agreement, neither the Purchaser nor any of its Affiliates or Representatives shall have any right of access to, and none of the Sellers, the Target Companies, the Business Employees, nor any of their respective Affiliates or Representatives, shall have any obligation to provide, (i) any information relating to (A) the sale or divestiture process conducted by the Sellers or their Affiliates for any of the Target Companies vis à vis any Person other than the Purchaser and its Affiliates or (B) the Sellers’ or their Affiliates’ (or their respective Representatives’) evaluation of the business of the Target Companies in connection therewith, including, in each case, any projections, financial and other information related thereto; (ii) any information that constitutes or contains any trade secrets, know how or inventions or (iii) any information, the disclosure of which could or would (A) jeopardize any privilege (including attorney-client or work product privilege), as determined in the Sellers’ sole discretion, (B) cause any of the Sellers, the Target Companies or their respective Affiliates to breach any fiduciary duty, confidentiality obligation or Contract or (C) result in a violation of Law. Neither the Purchaser nor any of its Affiliates or Representatives shall contact or hold discussions with (I) any suppliers, vendors, distributors, customers or joint venture partners (unless unrelated to the Transactions) of the Sellers or any of their Affiliates (including any Target Company) or (II) sales team member or other employees of the Sellers or any of their Affiliates (including any Target Company) without the prior written consent of the Sellers (which consent shall not be unreasonably conditioned, delayed or withheld). In exercising its rights under this Section 7.03, the Purchaser and its Affiliates and Representatives shall not unreasonably interfere with the conduct of the Business or the business of the Sellers or any of their Affiliates.

(b) The Purchaser releases, and shall indemnify and hold harmless, the Sellers, the Target Companies and their respective Affiliates from and against all Losses that arise out of or result from any of the Purchaser’s and its Representatives’ site visits and access to any property of the Target Companies, except to the extent arising from or relating to the gross negligence or willful misconduct of the Sellers, the Target Companies or any of their respective Affiliates or the mere discovery of any pre-existing environmental condition (except to the extent exacerbated by Purchaser or its Representatives).

(c) The Purchaser and each of the Purchaser’s Affiliates or Representatives exercising the rights of access set forth in this Section 7.03 shall carry commercial general liability insurance (on an occurrence basis) insuring all activity and conduct of the Purchaser and the Purchaser’s Affiliates and Representatives while exercising rights of access set forth in this Section 7.03 and naming the Sellers and Target Companies as additional insureds. The Purchaser hereby represents and warrants that it carries commercial general liability insurance with contractual liability endorsement which insures the Purchaser’s indemnity obligations under this Section 7.03. At the Sellers’ request, the Purchaser will provide or cause the Purchaser’s Representatives to provide the Sellers with written evidence, satisfactory to the Sellers, of the insurance required under this Section 7.03.

Section 7.04 Confidentiality Agreement. Each Party shall, and shall cause its Affiliates and direct its Representatives to, hold in confidence all information received by or made available to such Party or any of its Affiliates or Representatives pursuant to this Agreement or the other Transaction Documents, including the terms and provisions hereof and thereof, in accordance with the terms and conditions of the Confidentiality Agreement, which shall continue in full force and effect pursuant to the terms thereof until, and shall terminate upon, the Closing. All such information shall constitute “Confidential Information” as such term is defined in the Confidentiality Agreement.

Section 7.05 Insurance. From and after the Closing, neither the Sellers nor any of their Affiliates shall have any obligation of any kind to maintain any form of insurance covering the Business, the Target Companies or their respective assets or properties, and the Purchaser shall be responsible for securing (or causing its Affiliate to secure) any and all insurance it deems appropriate for the operation of the Business and the Target Companies’ assets and properties.

Section 7.06 Indemnification of Directors and Officers.

(a) Until the sixth anniversary of the Closing Date, unless prohibited by Law, the Purchaser shall cause the members of the Partnership Group to continue to (and shall not provide consent with respect to any matter that would result in any member of the MMP Group not continuing to) honor their respective obligations (in accordance with the terms of their respective Organizational Documents in effect as of the Signing Date) with respect to the exculpation and indemnification of, and the advancement of expenses to, any current or former directors, officers, managers or members of the Target Companies as of the Closing Date (collectively, the “Covered Persons”) arising or resulting from any actions or omissions of any such Covered Persons at or prior to the Closing (including in connection with this Agreement, the other Transaction Documents and the Transactions).

(b) Prior to the Closing Date, the Sellers shall cause the Partnership Group to obtain “tail” insurance policies, effective as of the Closing Date, to extend the liability coverage of all existing directors’ and officers’ insurance policies and fiduciary and employment practices insurance policies for the Covered Persons with respect to the Partnership Group or directly or indirectly appointed by any member of the Partnership Group with respect to the MMP Group (collectively, “D&O Insurance”), in each case (i) with a claims reporting or discovery period of at least six years from and after the Closing Date, (ii) from an insurance carrier with the same or better credit rating as the insurance carrier(s) providing D&O Insurance immediately prior to the Closing Date and (iii) with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the Covered Persons as the D&O Insurance immediately prior to the Closing Date with respect to any matters that existed or occurred at or prior to the Closing (including in connection with this Agreement, the other Transaction Documents and the Transactions). The Purchaser (or its designated Affiliates) shall bear the cost of obtaining the D&O Insurance; provided, however, that if the cost of such insurance exceeds 300% of the most recent annual premium paid by the Target Companies in the aggregate prior to the Closing Date, and if the Purchaser elects not to spend more than such amount for such purpose, then the Purchaser shall purchase as much coverage as is reasonably available for such amount.

(c) In the event any member of the Partnership Group or any of their respective successors or assigns consolidates or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or converts into any other Person or transfers all or substantially all of its assets to any Person, then, in each such case, Purchaser shall cause such members of the Partnership Group to take all necessary actions to ensure such member’s successors and assigns assume the obligations set forth in this Section 7.06; provided, that the Purchaser shall not be relieved from such obligations. In addition, neither the Purchaser nor any member of the Partnership Group shall distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Purchaser or such member unable to satisfy its obligations under this Section 7.06(c).

(d) Until the sixth anniversary of the Closing Date, the Purchaser shall not, and shall cause the members of the Partnership Group to not, terminate or modify any of their respective obligations under this Section 7.06 in any manner that could or would adversely affect any of the Covered Persons without the prior written consent of such Covered Person(s). The Purchaser acknowledges and agrees that each of the Covered Persons is intended to be a third party beneficiary of this Section 7.06 with full rights of enforcement as if such Covered Person is a party to this Agreement. The rights of each Covered Person under this Agreement shall be in addition to any other rights such Covered Person may have under the Partnership Group’s Organizational Documents in effect as of the Signing Date, under any and all indemnification Contracts of or entered into by the Partnership Group and at Law and in equity.

Section 7.07 Books and Records.

(a) From and after the Closing, the Purchaser shall be entitled to the Books and Records in the Sellers’ possession (and with respect to the Books and Records of any member of the MMP Group, solely to the extent the Organizational Documents of the MMP Group permit the Sellers to share such Books and Records). For purposes of Section 7.03 and this Section 7.07(a), “Books and Records” shall be deemed to not include, and the Sellers and their Affiliates shall be entitled to retain, (i) any U.S. federal, state and local income Tax Returns, (ii) any Books and Records to the extent not related to the Business, the Target Companies, the Target Companies’ assets or properties or the Purchased Interests or that otherwise pertain to the Sellers’ or any of their Affiliates’ other businesses, assets, properties or operations, (iii) documents subject to legal privilege (such as the attorney-client privilege or work product doctrine) or unaffiliated third party restrictions on disclosure or transfer, (iv) any internal records, documents or communications relating to the acquisition of any Target Company, (v) any Books and Records prepared for or delivered to the board of managers of the Partnership and (vi) any valuations or estimates with respect to the Purchased Interests or any other Equity Interests in any Target Company, and any pricing assumptions, forward pricing estimates, price decks, or pricing studies related thereto, in each case whether prepared by any Target Company, any Seller, any of their respective Affiliates, or any third party.

(b) From and after the Closing, (i) the Purchaser shall, and shall cause its Affiliates (including the Target Companies) to, preserve in accordance with bona fide recordkeeping policies, and, upon any Seller’s request, make available to the Sellers (and their designees) and afford the Sellers (and their designees) the right, at the Sellers’ expense, to take extracts from and to make copies of, any and all Books and Records that relate to any period that includes or precedes the Closing Date, including any Books and Records required (A) by the Sellers to prepare or file any Tax Return, (B) in connection with any audit or similar Action involving the Sellers or any of their Affiliates, (C) to enable the Sellers to comply with their respective covenants and obligations or exercise any of their rights under this Agreement or any of the other Transaction Documents or (D) by the Sellers to prepare any financial statements of the Sellers and (ii) the Purchaser shall not, and shall not permit any of its Affiliates (including the Target Companies) or any other Person to, destroy any Books and Records until the later of (A) seven years following the Closing or (B) the expiration of the applicable statute of limitations for the assessment of Taxes in the jurisdictions to which such Books and Records relate, and, thereafter, no such Books and Records shall be destroyed without first advising the Sellers in writing and affording the Sellers a reasonable opportunity to obtain possession or make copies of such Books and Records at the Sellers’ expense.

Section 7.08 Public Announcements. The Parties shall consult with the Seller Representative and the Purchaser prior to issuing any publication or press release of any nature with respect to this Agreement, the other Transaction Documents or the Transactions and shall not make or issue, or cause to be made or issued, any such publication or press release without the prior written consent of the Seller Representative and the Purchaser except to the extent, but only to such extent, that, in the opinion of the Party issuing such publication or press release, such announcement or statement may be required by Law, any listing agreement with any securities exchange or any securities exchange regulation, in which case the Party proposing to issue such publication or press release shall use its reasonable best efforts to consult in good faith with the Seller Representative and the Purchaser before issuing any such publication or press release and shall reasonably cooperate in good faith with such Parties with respect to the timing, manner and content of such disclosure.

Section 7.09 Further Assurances. Subject to the terms and conditions of this Agreement, from time to time, at any Party’s written request and without further consideration, the other Parties shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation and provide such materials and information and take such other actions as such Party may reasonably request in writing in order to consummate the Transactions.

Section 7.10 Continuing Employees.

(a) Purchaser shall or shall cause its Affiliate (which Affiliate may include a Target Company or successor thereto or Subsidiary thereof) to pay each Transaction-related bonus, less any applicable taxes and withholdings, described in Section 7.10(a) of the Disclosure Schedule by the first regularly scheduled payroll date that is more than two Business Days following the Closing Date.

(b) For a period of 12 months following the Closing Date (or, if earlier, until the date of termination of employment of the relevant Continuing Employee) (the “Benefit Period”), the Purchaser shall, or shall cause its Affiliate to (which Affiliate may include a Target Company or successor thereto or Subsidiary thereof for periods on and after the Closing Date for purposes of this Section 7.10), (i) provide each Continuing Employee with an annual base salary or hourly base wage, as applicable, and a target annual cash bonus opportunity (excluding specific performance goals) that, in each case, is not less than such Continuing Employee’s annual base salary or hourly base wage and target annual cash bonus opportunity with each Seller or its Affiliates (including the Target Companies) as of immediately prior to the Closing Date and (ii) provide each Continuing Employee with employee benefits under the Benefit Plans of the Purchaser or its Affiliate (collectively, the “Successor Benefit Plans”) that are substantially similar in the aggregate to the employee benefits provided to the Purchaser’s or its Affiliate’s similarly situated employees as of the Closing Date; provided, however, that the Purchaser shall honor and maintain in effect (as in effect immediately before the Closing) throughout the Benefit Period, the Medallion Operating Company, LLC Change of Control Severance Plan for the benefit of all Continuing Employees.

(c) With respect to each Continuing Employee who begins to participate in a Successor Benefit Plan, the Purchaser shall, or shall cause its Affiliate to, cause the applicable Successor Benefit Plan (but excluding any Successor Benefit Plan that is subject to Section 412 of the Code or Title IV of ERISA, any retiree health or life insurance plan) to credit each Continuing Employee for purposes of eligibility, vesting, and level of benefits under any paid-time off or severance policies or plans, with the service that is credited under the corresponding Business Benefit Plan in which such Continuing Employee participates immediately prior to the Closing Date (including service with predecessor employers, to the extent such service is credited under such Benefit Plan); provided, however, that the Successor Benefit Plan may exclude any such prior service credit that would result in a duplication of benefits. With respect to each Continuing Employee who begins to participate in a Successor Benefit Plan, the Purchaser shall, or shall cause its Affiliate (i) to cause each such Continuing Employee to be eligible to participate in the applicable Successor Benefit Plans which provide medical, dental, prescription drug or vision benefits without any waiting periods or any pre-existing condition exclusions and without regard to any evidence of insurability, actively-at-work or similar requirements and (ii) to use commercially reasonable efforts to give credit for all co-payments, deductibles, out-of-pocket costs and similar expenses paid by each Continuing Employee and such Continuing Employee’s eligible dependents under a comparable Benefit Plan in which such Continuing Employee participates immediately prior to the Closing Date and during the plan year of such Successor Benefit Plan in which the Closing Date occurs. The Purchaser shall, or shall cause its Affiliate to, recognize and credit each Continuing Employee with the vacation time, sick leave, paid time off and other leave accrued by such Continuing Employee as of immediately prior to the Closing Date. The Sellers shall provide the Purchaser or its Affiliate, as applicable, with all data and information reasonably requested in writing by the Purchaser or such Affiliate to enable the Purchaser or such Affiliate to comply with this Section 7.10(c).

(d) Each Continuing Employee who participates in a Business Benefit Plan immediately prior to the Closing Date that is an annual bonus plan in respect of the fiscal year in which the Closing Date occurs shall be eligible to receive, subject to continued employment through the payment date, the following bonus: (i) if the Closing Date occurs in fiscal year 2024, an annual bonus opportunity for fiscal year 2024 in an amount determined based on the level of attainment of the applicable performance measures under the Business Benefit Plan as of the Closing, as reasonably determined by Seller Representative consistent with past practice (which in no event shall exceed 125% of the target amount and, for the avoidance of doubt, will not be prorated), and paid on the original payment date in December 2024 under the applicable Business Benefit Plan and (ii) if the Closing Date occurs in fiscal year 2025, an annual bonus opportunity for fiscal year 2025 in an amount determined based on the level of attainment of the performance measures under the annual bonus plan of Purchaser or one of its Affiliates, which bonus, for the avoidance of doubt, will not be prorated.

(e) If requested by Purchaser in writing at least ten days prior to the Closing Date, the Sellers shall both (i) terminate any Business Benefit Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement (each, a “Business 401(k) Plan”) and (ii) fully vest each Continuing Employee in his or her account balance in such Business 401(k) Plan, in each case, effective at least one day prior to the Closing Date (the “ERISA Effective Date”). Prior to the ERISA Effective Date, the Sellers shall provide Purchaser with executed resolutions of its or, as applicable, its Subsidiary’s Board of Directors authorizing such termination and amending any such Business 401(k) Plan commensurate with its termination to the extent necessary to comply with all applicable Laws. In the event that the Business 401(k) Plan is terminated as set forth in this Section 7.10(e), with respect to each Continuing Employee who participated in the Business 401(k) Plan, Purchaser shall use commercially reasonable efforts to (i) cause a Successor Benefit Plan that includes a cash or deferred arrangement qualified under Section 401(k) of the Code (the “Purchaser 401(k) Plan”) to permit and accept rollover contributions of the account balances of such Continuing Employee and (ii) cause the Purchaser 401(k) Plan to permit and accept as rollover contributions outstanding loan notes made by such Continuing Employee that are held as assets of the Business 401(k) Plan immediately prior to the Closing, and Purchaser shall permit the Business Employee who made such loan note to continue to repay the underlying loan in accordance with the terms in effect immediately prior to the Closing.

(f) The terms and conditions of this Section 7.10 are for the sole benefit of the Parties and nothing in this Section 7.10, express or implied, is intended or shall be construed (i) to confer upon or give to any Person, other than the Parties and their respective permitted successors and assigns, any legal, equitable or other rights or remedies with respect to the matters provided for in this Section 7.10 or (ii) as the adoption, establishment, amendment, modification or termination of any Successor Benefits Plan or other Benefit Plan.

Section 7.11 [Reserved].

Section 7.12 DoublePoint Participation Right. Within three Business Days following the date hereof, the Sellers shall deliver (or cause to be delivered) the notice contemplated by Section 6.6(b) of the MMP LLCA (the “DP Change in Control Notice”). The Sellers shall cooperate with the Purchaser in good faith in preparing the DP Change in Control Notice, and shall consider all objections and proposed changes from the Purchaser (including with respect to the calculation of the estimated DoublePoint Transaction Value (as such term is defined in the MMP LLCA)) in good faith. The Parties acknowledge and agree that if the DoublePoint Group exercises its rights pursuant to Section 6.6 of the MMP LLCA in the Interim Period (the “DP Exercise”), then upon the execution by each member of the DoublePoint Group of the joinder agreement attached hereto as Exhibit E (the “Joinder”), each member of the DoublePoint Group shall become a party hereto on the terms and conditions set forth in the Joinder. The Purchaser shall comply with the obligations of the Sellers or any members of the Partnership Group under Section 6.6 of the MMP LLCA that arise following the Closing (including any obligation of the Sellers or any members of the Partnership Group to pay the fees, costs or expenses of any Accounting Firm or any Excess Amount (each as defined in the MMP LLCA)) and shall keep the Sellers, their respective Affiliates and their respective applicable Representatives reasonably informed with respect thereto, including by providing copies of all materials submitted by the Purchaser or any member of the Partnership Group to the DoublePoint Group with respect thereto (including copies of any Final Value Notice (as defined in the MMP LLCA)) and any materials submitted by the DoublePoint Group or its representatives with respect thereto (including copies of any Dispute Notice (as defined in the MMP LLCA)). The Purchaser shall be entitled to any Shortfall Amount (as defined in the MMP LLCA). Notwithstanding anything to the contrary in this Agreement, neither the transactions contemplated by the Joinder and the DP Exercise, nor any items related thereto (including the representations and warranties set forth therein and the accuracy thereof), shall be conditions to the Closing with respect to the Purchaser.

Section 7.13 Financing Assistance.

(a) During the Interim Period, the Sellers shall cause the Target Companies to, and shall use commercially reasonable efforts to cause each Target Company’s respective Representatives to, use commercially reasonable efforts to provide to the Purchaser such reasonable and customary cooperation in connection with any Financing, in each case, as may be reasonably requested by the Purchaser or its Representatives in connection with the Transactions, including using commercially reasonable efforts to (i) furnish, as promptly as reasonably practicable upon request, financial statements and financial and other pertinent information regarding the Target Companies (it being understood that the Purchaser shall be responsible for the preparation of any pro forma financial information or pro forma financial statements required pursuant to the 1933 Act or as may be customary in connection with any such financing), (ii) participate in a reasonable number of meetings, drafting sessions and due diligence sessions with potential Financing Sources (each of which shall be conducted by conference call or video conference) and rating agencies, if necessary, in each case to the extent customary for the Financing of such type, (iii) assist in the preparation of any reasonably requested offering documents, confidential information memoranda, prospectuses, offering memoranda, customary marketing material, rating agency and syndication materials, in each case with respect to the Financing, (iv) assist in obtaining comfort letters if customarily required for such Financing and, if required, consents of accountants and auditors with respect to financial statements and other financial information for the Target Companies for inclusion in documents referred to in clause (iii) and (v) to the extent reasonably requested at least ten Business Days prior to the Closing Date, provide at least three Business Days prior to the Closing Date any information and documents required in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 (and if the Target Companies qualify as “legal entity customers” under the Beneficial Ownership Regulation, information regarding the Target Companies necessary to complete a beneficial ownership certification with respect to the Target Companies), each of which of the foregoing shall be at the Purchaser’s written request with reasonable prior notice and at the Purchaser’s sole cost and expense, and the Target Companies shall be promptly reimbursed by Purchaser for any reasonable and documented out-of-pocket costs incurred by the Target Companies in connection with such cooperation; provided, however, that nothing in this Section 7.13 will require any such cooperation to the extent that it would (A) require the Target Companies to give or agree to give to any other Person any indemnities in connection with any Financing prior to the Closing, (B) provide in connection with any Financing any information the disclosure of which would jeopardize any privileged relationship, including attorney-client privilege, of, or conflict with any confidentiality requirements or Laws applicable to, the Sellers or the Target Companies, (C) take any action which would result in any Target Company or any of their respective Affiliates or Representatives incurring any personal liability in connection with any Financing, (D) provide (1) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (2) any financial statements or information that are not reasonably available to the Partnership Group and not prepared in the ordinary course of the Target Companies’ financial reporting practice or able to be produced or provided without unreasonable cost or expense or use of time, (3) any description of all or any component of any Financing (including any such description to be included in any liquidity or capital resource disclosure or any “description of notes”), or (4) projections, risk factors or other forward-looking statements relating to all or any component of any Financing (which items (1) through (4) shall be the sole responsibility of the Purchaser) or (E) unreasonably interfere with the ongoing business operations of the Target Companies. Notwithstanding the foregoing, (i) none of the Target Companies nor any of their respective officers or employees shall be required to execute or enter into any agreement with respect to any Financing (other than those officers or employees continuing in such roles after Closing, and solely with respect to agreements contingent upon the Closing and that would not be effective prior to the Closing), and (ii) no directors of the Target Companies shall be required to approve, adopt, execute or enter into or perform any agreement with respect to any Financing that is not contingent upon the Closing and that would be effective prior to the Closing.

(b) Upon the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Purchaser shall promptly reimburse the Seller, the Target Companies and its and their respective Representatives for all reasonable, documented and invoiced out-of-pocket fees, costs and expenses (including reasonable, documented and invoiced out-of-pocket attorneys’ fees) incurred by such Persons in connection with any cooperation contemplated by this Section 7.13.

(c) The Purchaser shall indemnify and hold harmless each Target Company and their respective Representatives from and against any and all losses and other liabilities actually suffered or incurred by any of them directly in connection with the arrangement and preparation of any Financing and any information used in connection therewith (including if related to information provided by Sellers, the Target Companies or their respective Representatives), in each case other than as a result of Fraud or willful misconduct by or on behalf of such Person or Representative.

(d) Notwithstanding anything in this Agreement to the contrary, the Closing shall not be conditioned upon, nor shall the Parties’ obligations with respect to the Closing be excused by reason of, the failure to comply with, performance of or nonperformance of any of the Parties’ obligations set forth in this Section 7.13. The Sellers and Target Companies shall be deemed to have complied with this Section 7.13 for the purposes of any condition set forth in Article VIII, unless (i) the Sellers or Target Companies have failed to satisfy their obligations under this Section 7.13, (ii) the Purchaser has notified the Sellers or the Target Companies of such breach in writing in good faith, detailing in good faith reasonable steps that comply with this Section 7.13 in order to cure such breach in a reasonably sufficient amount of time prior to the Closing Date to afford the Sellers or the Target Companies with a reasonable opportunity to cure such failure, (iii) the Sellers and Target Companies have not taken such steps or otherwise cured such breach with reasonably sufficient time prior to the Outside Date to consummate the Financing and (iv) such breach is the proximate cause of the Purchaser’s failure to receive the proceeds of any Financing.

(e) Notwithstanding anything to the contrary in this Agreement, the consummation of the Financing shall not be a condition to the Closing.

Article VIII
THE PURCHASER’S CONDITIONS TO CLOSING

The Purchaser’s obligation to consummate the Transactions contemplated by this Agreement is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by the Purchaser in its sole discretion):

Section 8.01 Representations and Warranties. (i) The Sellers’ representations and warranties in this Agreement (subject to the limitations in Section 3.23), other than the Sellers Fundamental Representations, shall be true and correct as of immediately prior to the Closing, disregarding any materiality qualifiers (including any Material Adverse Effect qualifiers), as though such representations and warranties had been made or given as of immediately prior to the Closing (other than such representations and warranties that reference an earlier date, which shall be true and correct as of such earlier date), except to the extent the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect and (ii) the Sellers Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of immediately prior to the Closing (other than such representations and warranties that reference an earlier date, which shall be true and correct as of such earlier date (other than de minimis inaccuracies)).

Section 8.02 Performance. The Sellers shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be performed or complied with by the Sellers at or prior to the Closing.

Section 8.03 Officer’s Certificate. The Purchaser shall have received from the Sellers at the Closing an officer’s certificate, signed by a duly authorized officer of each Seller, dated as of the Closing Date, certifying that each of the conditions set forth in Section 8.01 and Section 8.02 has been satisfied.

Section 8.04 Orders and Laws. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or other Law which is in effect as of the Closing Date and has the effect of (a) making the Transactions illegal or (b) otherwise restraining or prohibiting the consummation of any such Transactions, and there shall not be in effect any agreement with a Governmental Authority to refrain from consummating the Transactions.

Section 8.05 HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act (excluding, for the avoidance of doubt, the waiting period associated with the transactions contemplated by the Joinder and the DP Exercise) shall have expired or been terminated.

Section 8.06 No Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing.

Section 8.07 Deliveries. The Sellers shall have delivered or caused to be delivered each of the items set forth in Section 2.03.

Article IX
THE SELLERS’ CONDITIONS TO CLOSING

The Sellers’ obligation to consummate the Transactions contemplated by this Agreement is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by the Sellers in their sole discretion):

Section 9.01 Representations and Warranties. (i) The Purchaser’s representations and warranties in this Agreement, other than the Purchaser Fundamental Representations, shall be true and correct as of immediately prior to the Closing, disregarding any materiality qualifiers (including any Purchaser Material Adverse Effect qualifiers), as though such representations and warranties had been made or given as of immediately prior to the Closing (other than such representations and warranties that reference an earlier date, which shall be true and correct as of such earlier date), except to the extent the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect and (ii) the Purchaser Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of immediately prior to the Closing (other than such representations and warranties that reference an earlier date, which shall be true and correct as of such earlier date (other than de minimis inaccuracies)).

Section 9.02 Performance. The Purchaser shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be performed or complied with by the Purchaser at or prior to the Closing.

Section 9.03 Officer’s Certificate. The Sellers shall have received from the Purchaser at the Closing an officer’s certificate, signed by a duly authorized officer of the Purchaser, dated as of the Closing Date, certifying that each of the conditions set forth in Section 9.01 and Section 9.02 has been satisfied.

Section 9.04 Orders and Laws. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or other Law which is in effect as of the Closing Date and has the effect of (a) making the Transactions illegal or (b) otherwise restraining or prohibiting the consummation of any such Transactions, and there shall not be in effect any agreement with a Governmental Authority to refrain from consummating the Transactions.

Section 9.05 HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act (excluding, for the avoidance of doubt, the waiting period associated with the transactions contemplated by the Joinder and the DP Exercise) shall have expired or been terminated.

Section 9.06 Deliveries. The Purchaser shall have delivered or caused to be delivered each of the items set forth in Section 2.04.

Article X
TAX MATTERS

Section 10.01 Transfer Taxes. All transfer, sales, use, documentary, value-added, stamp or similar Taxes incurred or imposed with respect to the consummation of the Transactions (collectively, “Transfer Taxes”) shall be borne 50% by the Purchaser and 50% by the Seller Representative. The Parties shall reasonably cooperate with each other in good faith in connection with the preparation and filing of any such Tax Returns or other documentation and in order to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

Section 10.02 Tax Returns.

(a) The Seller Representative shall cause to be prepared all Pre-Closing Flow-Through Returns for the Partnership Group, other than any Pre-Closing Flow-Through Returns for any Straddle Period of a member of the Partnership Group if Purchaser or its Affiliates holds an interest in such member of the Partnership Group for 183 days or more during such Straddle Period (such period, a “Purchaser Majority Straddle Period” and such Tax Returns, the “Purchaser Returns”). The Purchaser shall reasonably cooperate to enable the Seller Representative to file (or cause to be filed) any such Pre-Closing Flow-Through Return, and to the extent required under applicable Law, the Purchaser will join in the execution of such Pre-Closing Flow-Through Return. Reasonably in advance of the due date (taking into account any applicable extensions) for filing any such Pre-Closing Flow-Through Return, the Seller Representative shall deliver a draft of any such Pre-Closing Flow-Through Return together with all supporting documentation and workpapers, to the Purchaser for its review and comment. The Seller Representative shall (i) consider in good faith all reasonable comments with respect to any such Pre-Closing Flow-Through Return attributable to a tax period ending on or prior to the Closing received from the Purchaser reasonably prior to the due date and (ii) incorporate all reasonable comments received with respect to any such Pre-Closing Flow-Through Return attributable to a Straddle Period received from the Purchaser reasonably prior to the due date. Reasonably in advance of the due date (taking into account any applicable extensions) for filing any Purchaser Returns, the Purchaser shall deliver a draft of any such Purchaser Return together with all supporting documentation and workpapers, to the Seller Representative for its review and comment. The Purchaser shall incorporate all reasonable comments with respect to such Purchaser Return received from the Seller Representative reasonably prior to the due date to the extent such comments pertain to the portion of the Straddle Period ending on the Closing Date. The Purchaser shall use commercially reasonable efforts, to the extent permitted under the Organizational Documents of the MMP Group, to cause all Pre-Closing Flow-Through Returns of the MMP Group to be prepared with the Seller Representative’s review and comment.

(b) The Parties agree that, to the extent at least “more likely than not” permitted by applicable Law, for U.S. federal and applicable state and local income Tax purposes, any Transaction Deductions shall be treated as accruing in and attributable to a Pre-Closing Tax Period and shall be allocated to the Sellers. No Party shall take any position inconsistent with this Section 10.02(b) on any Tax Return or otherwise for Tax purposes.

(c) The Parties shall cooperate to cause an election under Section 754 of the Code to be timely filed by any Target Company that is treated as a partnership for U.S. federal income tax purposes with respect to the taxable period that includes the Closing Date, to the extent such a valid election is not already in effect.

(d) Except in the event that MMP is treated as terminating under Section 708(b) of the Code on the Closing Date as a result of the DoublePoint Group executing the Joinder or otherwise, all items of income, gain, loss, deduction and credit allocable to the MMP Interests shall be allocated between the Sellers and the Purchaser based on an interim closing of the books on the Closing Date pursuant to Section 706 of the Code and the Treasury Regulations promulgated thereunder.

Section 10.03 Cooperation. The Parties shall (and shall cause their respective Affiliates to) cooperate, as and to the extent reasonably requested by another Party, in connection with the preparation and filing of Tax Returns in respect of a Target Company or in connection with any audit, assessment or administrative or judicial proceeding with respect to Taxes related to any Target Company (each, a “Tax Proceeding”). Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available to the extent reasonably requested on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 10.04 Tax Proceedings. Within 15 days after the receipt of written notice from a Governmental Authority regarding the commencement of a Tax Proceeding, the outcome of which would reasonably be expected to affect any items or information reported or reflected on a Pre-Closing Flow-Through Return of any Target Company, the recipient Party shall provide the other Party with written notice thereof. Notwithstanding anything in this Agreement (or any organizational document of any member of the Partnership Group) to the contrary, at the Purchaser’s request, the Parties shall cooperate (and use reasonable best efforts to cause the relevant “partnership representative” and “designated individual”) to make a “push-out” election under Section 6226 of the Code (or any comparable provision of state, local, or non-U.S. Tax law) to the extent such election is available with respect to any “imputed underpayment” (as defined in Section 6225 of the Code) assessment (or similar assessment under state, local, or non-U.S. Tax Law) against any Target Company for a Pre-Closing Tax Period. The Seller Representative shall be entitled to (i) control any Tax Proceedings with respect to Flow-Through Taxes of any Target Company for a Pre-Closing Tax Period or Straddle Period (other than a Purchaser Majority Straddle Period unless the Seller Representative establishes to the reasonable satisfaction of Purchaser that more than fifty percent (50%) of the potential Liability for Taxes resulting from such Tax Proceeding is reasonably expected to be attributable to the portion of the Straddle Period ending on the Closing Date) to the extent any Seller (or the direct or indirect owners of any Seller) would reasonably be expected to bear any Liability for Taxes resulting therefrom, including as a result of any “push-out” election under Section 6226 of the Code or “pull-in” election under Section 6225(c) of the Code made with respect thereto (in the case of any such Tax Proceeding with respect to the MMP Group, to the extent permitted under the Organizational Documents of the MMP Group) and (ii) without limiting the ability of Purchaser to cause a “push-out” election to be made, cause a “pull-in” election under Section 6225(c)(2) of the Code (or any comparable provision of state, local, or non-U.S. Tax law) to be made in connection therewith, to the extent such election is available. The Seller Representative shall (a) keep the Purchaser reasonably informed regarding any developments concerning such Tax Proceeding (including by providing copies of any written correspondence in connection therewith); (b) allow the Purchaser to participate, at its own expense, in such Tax Proceeding to the extent permitted by the applicable taxing authority; and (c) not settle or compromise any such Tax Proceeding without the Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed). In the case of any Tax Proceeding with respect to Flow-Through Taxes of any Target Company for a Pre-Closing Tax Period or Straddle Period, or the outcome of which would reasonably be expected to affect any items or information reported or reflected on a Pre-Closing Flow-Through Return of any Target Company, in each case, that is not controlled by the Seller Representative (including, for the avoidance of doubt, any Tax Proceeding with respect to a Purchaser Majority Straddle Period described above), the Purchaser shall (in the case of any such Tax Proceeding with respect to the MMP Group, to the extent permitted under the Organizational Documents of the MMP Group): (a) keep the Seller Representative reasonably informed regarding any developments concerning such Tax Proceeding (including by providing copies of any written correspondence in connection therewith); (b) allow the Seller Representative to participate, at the Sellers’ expense, in such Tax Proceeding to the extent permitted by the applicable taxing authority; and (c) not settle or compromise any such Tax Proceeding without the Seller Representative’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Section 10.05 Certain Tax Actions. Except as otherwise required by applicable Law, the Purchaser shall not (and shall not cause or permit any of its Affiliates or the MMP Group, to the extent permitted under the Organizational Documents of the MMP Group, to): (a) amend or refile any Tax Return of a Target Company for a Pre-Closing Tax Period or Straddle Period, (b) make, revoke or change any Tax election in respect of any Target Company with effect in a Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date, or (c) enter into any agreement with a Governmental Authority to extend the applicable statute of limitations for the assessment or collection of any Taxes or Tax Returns of a Target Company for any Pre-Closing Tax Period or Straddle Period, in each case, without the prior written consent of the Seller Representative (not to be unreasonably withheld, conditioned or delayed), if doing so could affect any items or information reported or reflected on a Pre-Closing Flow-Through Return of any Target Company.

Section 10.06 Determination of Taxes. Any Tax liabilities taken into account under this Agreement shall be determined: (a) on a basis consistent with past practice of the relevant Target Company, (b) disregarding any Tax liabilities attributable to transactions outside the ordinary course of business on the Closing Date after the Closing, (c) taking into account any Transaction Deductions that are “more likely than not” deductible under applicable Law, and (d) excluding any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent income Taxes or with respect to uncertain or speculative income Tax positions.

Section 10.07 [Reserved].

Section 10.08 Agreed Tax Treatment; Allocation of Purchase Price.

(a) For U.S. federal and applicable state and local income Tax purposes, the Parties intend that (i) the sale of the Purchased Interests from the Sellers to the Purchaser pursuant to this Agreement be treated, consistent with Rev. Rul. 99-6, 1999-1 C.B. 432, Situation 2, with respect to the Sellers, as a sale of the Partnership Interests and, with respect to the Purchaser, as a purchase of the assets of the Partnership, and (ii) the Partnership be treated as terminating under Section 708(b) of the Code and having an income Tax year that ends on the Closing Date (the “Agreed Tax Treatment”).

(b) The Parties shall agree upon an allocation of the Adjusted Purchase Price (as adjusted to reflect the Final Post-Closing Adjustment Amount) and any other items properly treated as consideration for U.S. federal income Tax purposes among the assets of the Partnership Group and, to the extent allocable to the MMP Interests, among the assets of the MMP Group in a manner consistent with the principles of Section 755 and Section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation”). As soon as reasonably practicable after the Closing, a nationally recognized independent valuation firm chosen by the Seller Representative that is reasonably satisfactory to Purchaser (the “Independent Valuation Firm”), shall prepare an appraisal allocating the Adjusted Purchase Price among such assets in a manner consistent with the principles of Section 755 and Section 1060 of the Code and the Treasury Regulations thereunder (the “Appraisal”). The Independent Valuation Firm shall consult with the Parties in determining the Appraisal and the Parties shall consult and cooperate with the Independent Valuation Firm in connection therewith, including by providing the Independent Valuation Firm with such information as it shall reasonably request. The Parties shall then use such Appraisal to determine the Allocation in a manner consistent with the principles of Section 755 and Section 1060 of the Code and the Treasury Regulations thereunder. In the event that an agreement has not been reached within 30 days after the Parties’ receipt of the Appraisal, the unresolved disputed items will be determined by the Independent Accountant and in a manner consistent with the Appraisal and the principles of Section 755 and Section 1060 of the Code and the Treasury Regulations thereunder, and such determination will be binding on the Parties and be taken into account in the Allocation. The Sellers, on the one hand (and then pro rata based on their respective cost bearing percentages reflected in the Purchase Price Allocation Schedule), and the Purchaser on the other hand, will pay one half of the fees and expenses of the Independent Valuation Firm and the Independent Accountant in connection with this Section 10.08(b). The Parties shall use commercially reasonable efforts to update the Allocation in a manner consistent with the Appraisal and the principles of Section 755 and Section 1060 of the Code following any adjustment to the Adjusted Purchase Price.

(c) The Parties shall, and shall cause their Affiliates (and, in the case of Purchaser, the MMP Group, to the extent permitted under the Organizational Documents of the MMP Group) to, file all Tax Returns in a manner consistent with the Agreed Tax Treatment and the Allocation (in the case of the Allocation, as adjusted), unless otherwise required by Law or a final determination as defined in Section 1313 of the Code; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax Proceedings in connection with the Allocation.

Section 10.09 Deliveries. At or prior to the Closing, each Seller shall deliver, or shall cause to be delivered, to the Purchaser a duly completed and executed IRS Form W-9 with respect to such Seller.

Article XI
TERMINATION

Section 11.01 Right of Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Parties;

(b) by the Sellers, on the one hand, or the Purchaser, on the other hand, if any Governmental Authority has issued, enacted, entered, promulgated or enforced any Order or other Law, in either case, that is final and non-appealable and that has not been vacated, withdrawn or overturned, restraining, enjoining or otherwise prohibiting the consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 11.01(b) shall not be available to a Party if the issuance or promulgation of such Order or other Law was primarily due to the failure of such Party to perform or comply with any of the covenants, agreements, obligations or conditions of this Agreement to be performed or complied with by such Party prior to the Closing;

(c) by the Sellers, if the Sellers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or obligation of the Purchaser in this Agreement that would give rise to the failure of satisfaction of any of the conditions in Section 9.01 or Section 9.02 on or prior to the Outside Date, and such breach, if curable, is not cured within 30 days after receipt of written notice thereof from the Sellers (or any shorter period of time that remains between the date the Sellers provide written notice of such violation or breach and the Outside Date); provided, however, that if, at the end of such 30-day period, the Purchaser is proceeding in good faith to cure such breach, then the Purchaser shall have an additional 30 days from the end of such 30-day period to effect such cure (or any shorter period of time that remains between the date the Sellers provide written notice of such violation or breach and the Outside Date);

(d) by the Purchaser, if the Purchaser is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or obligation of the Sellers in this Agreement that would give rise to the failure of satisfaction of any of the conditions in Section 8.01 or Section 8.02 on or prior to the Outside Date, and such breach, if curable, is not cured within 30 days after receipt of written notice thereof from the Purchaser (or any shorter period of time that remains between the date the Purchaser provides written notice of such violation or breach and the Outside Date); provided, however, that if, at the end of such 30-day period, the Sellers are proceeding in good faith to cure such breach, the Sellers shall have an additional 30 days from the end of such 30-day period to effect such cure (or any shorter period of time that remains between the date the Purchaser provides written notice of such violation or breach and the Outside Date);

(e) by the Sellers, on the one hand, or the Purchaser, on the other hand, if the Closing has not occurred on or prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 11.01(e) shall not be available to a Party if such failure of the Closing to occur on or prior to the Outside Date is due to such Party’s failure to perform or comply with, in all material respects, any of the covenants, agreements, obligations or conditions of this Agreement to be performed or complied with by such Party prior to the Closing; or

(f) by the Sellers, upon written notice to the Purchaser, if all of the conditions set forth in Article VIII and Article IX shall have been previously satisfied (other than any condition the failure of which to be satisfied is attributable, in whole or in part, to a breach by the Purchaser of its representations, warranties, covenants or agreements contained herein and other than conditions that, by their nature, are to be satisfied at the Closing and which were, as of such date, capable of being satisfied) and the Purchaser has failed to consummate the Transactions by the earlier of (i) the Outside Date and (ii) the date the Closing should have occurred pursuant to Section 2.02.

Section 11.02 Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, the Parties’ respective obligations and Liabilities under this Agreement shall terminate and become void ab initio; provided, however, that (x) Article I (Definitions and Construction), Section 3.23 (Disclaimer), Section 5.07 (No Other Representations), Section 7.03 (Access), Section 7.04 (Confidentiality Agreement), this Section 11.02 (Effect of Termination) and Article XII (Additional Agreements; Miscellaneous) shall remain in full force and effect and shall survive any termination of this Agreement notwithstanding anything to the contrary herein and (y) nothing in this Agreement shall relieve or release any Party from any Liability with respect to Fraud or any Willful Breach by such Party prior to the termination of this Agreement.

Article XII
ADDITIONAL AGREEMENTS; MISCELLANEOUS

Section 12.01 Seller Representative.

(a) The Sellers, by executing this Agreement, each irrevocably constitutes and appoints the General Partner and its successors, acting as hereinafter provided, as such appointing Person’s attorney-in-fact to act on behalf of such Person in connection with the authority granted to the Seller Representative pursuant to this Section 12.01 (such Person in such capacity, the “Seller Representative”), and acknowledges that such appointment is coupled with an interest and shall survive the bankruptcy, dissolution or liquidation of such Seller. Should the Seller Representative resign or be unable to serve, the Sellers may appoint a replacement by designating the same in a written notice delivered to the Purchaser.

(b) Each of the Sellers, by the appointment described in Section 12.01(a), (i) authorizes the Seller Representative subsequent to the Signing Date (A) to give and receive written consents, reports, notices and communications to or from the Purchaser relating to this Agreement, the Transactions and the other Transaction Documents, (B) to act on such appointing Person’s behalf with respect to any and all matters affecting such appointing Person in this Agreement, including giving and receiving all notices and communications to be given or received with respect to any such matters, (C) to execute and deliver on behalf of such Seller any amendment or waiver in connection with this Agreement, the Transactions and the other Transaction Documents as the Seller Representative, in its sole discretion, may deem necessary or desirable, (D) to prepare, revise, supplement, update or amend any schedule, exhibit or other document required to be delivered by or under this Agreement, (E) to do each and every act and exercise any and all rights which such Seller is permitted or required to do or exercise under this Agreement, (F) to negotiate, compromise and resolve any dispute that may arise under this Agreement and (G) to retain counsel, accountants and other experts in connection with any of the foregoing and incurring fees and expenses with respect thereto (for which the Sellers shall each bear by advancing or reimbursing such funds with respect to their pro rata shares thereof based on the portion of the Adjusted Purchase Price (as adjusted) to which the Sellers are entitled), and (ii) agrees to be bound by all agreements and determinations made by and documents executed and delivered by the Seller Representative pursuant to the authority granted to the Seller Representative hereunder. Each Seller hereby severally, for itself only and not jointly, agrees to indemnify and hold harmless the Seller Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Seller Representative in connection with any action, suit or proceeding to which the Seller Representative is made a party by reason of the fact it is or was acting as a Seller Representative pursuant to the terms of this Agreement and any expenses incurred by the Seller Representative in connection with the performance of its duties hereunder.

(c) Each of the Sellers, by the execution of this Agreement, expressly acknowledges and agrees that (i) the Seller Representative is authorized to act on its behalf with respect to this Agreement, notwithstanding any dispute or disagreement between such appointing Person and the Seller Representative, and (ii) the Purchaser will be entitled to solely interact with, and rely on any and all actions taken by, the Seller Representative under this Agreement without any Liability to, or obligation to inquire of, such appointing Person. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Seller Representative that is within the scope of the Seller Representative’s authority under this Section 12.01 will constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Sellers and will be final, binding and conclusive upon such appointing Person. The Purchaser will be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or interaction of, such appointing Person and the Sellers.

(d) The Seller Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of such Seller. The Seller Representative shall not be liable to any Seller for any action taken or omitted by the Seller Representative or any agent employed by it hereunder or under any other Transaction Document, except that the Seller Representative shall not be relieved of any liability imposed by law for willful misconduct. The Seller Representative shall not be liable to the Sellers for any apportionment or distribution of payments made by the Seller Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from the other Sellers any payment in excess of the amount to which they are determined to have been entitled.

Section 12.02 Notices.

(a) Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection herewith, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by electronic delivery, by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to the Sellers, to:

GIP III Trophy GP 2, LLC and GIP III Trophy Acquisition Partners, L.P.
1345 Avenue of the Americas
30th Floor
New York, New York 10105
Attn: Legal Department and Ben Daniel
Email: GIPLegal@global-infra.com and Ben.Daniel@global-infra.com

and

Medallion Management, L.P.

909 Lake Carolyn Parkway

Suite 1600

Irving, Texas 75039

Attention: Randy Lentz

Email: rlentz@medallionmidstream.com

With copies (which shall not constitute notice) to:

Medallion Management, L.P.

909 Lake Carolyn Parkway

Suite 1600

Irving, Texas 75039

Attention: General Counsel

Email: bdegeyter@medallionmidstream.com

If to the Purchaser, to:

ONEOK, Inc.
100 West Fifth Street
Tulsa, Oklahoma 74103
Attn: Lyndon Taylor
Email: Lyndon.Taylor@oneok.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002

Attn:	Sean T. Wheeler, P.C.
Debbie P. Yee, P.C.
Jennifer R. Gasser
Email:	sean.wheeler@kirkland.com
debbie.yee@kirkland.com
jennifer.gasser@kirkland.com

(b) Notice given by personal delivery, mail or overnight courier pursuant to this Section 12.01 shall be effective upon physical receipt. Notice given by electronic transmission pursuant to this Section 12.01 shall be effective as of the date of confirmed delivery (except that automatic confirmations shall not be deemed to be confirmed delivery) if delivered before 8:00 p.m. Central Prevailing Time on any Business Day at the place of receipt or the next succeeding Business Day if confirmed delivery (except that automatic confirmations shall not be deemed to be confirmed delivery) is after 8:00 p.m. Central Prevailing Time on any Business Day or during any non-Business Day at the place of receipt.

Section 12.03 No Survival. Except as otherwise set forth in this Section 12.03, none of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether under any contract, misrepresentation, tort or strict liability theory, or under applicable Law, and whether in law or in equity, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, this Section 12.03 shall not limit any covenant or agreement of the Parties set forth in Section 2.03 (Closing Deliveries by the Sellers to the Purchaser), Section 2.04 (Closing Deliveries by the Purchaser to the Sellers), Section 2.05 (Post-Closing Purchase Price Adjustment – Post-Closing Adjustment Amount), Section 2.06 (Payment of Post-Closing Adjustment Amount), Section 3.23 (Disclaimer), Section 5.07 (No Other Representations), Section 7.03(b) (Access), Section 7.05 (Insurance), Section 7.06 (Indemnification of Directors and Officers), Section 7.07 (Books and Records), Section 7.08 (Public Announcements), Section 7.09 (Further Assurances), Section 7.10 (Continuing Employees), Section 7.11 (DoublePoint Participation Right), Article X (Tax Matters) and this Article XII (Additional Agreements; Miscellaneous), including the defined terms used therein and herein and any rules of construction applicable thereto, which covenants and agreements shall survive the Closing until fully performed. Except in the event of Losses resulting from Fraud, and subject to Section 11.02, no Party or any of its respective Affiliates shall have any Liability with respect to any representation, warranty, covenant, agreement or any other remedy contained in this Agreement or any certificate delivered in respect hereof or any Schedule, certificate or other similar instrument delivered pursuant to this Agreement from and after the time that such representation, warranty, covenant, agreement or other remedy ceases to survive hereunder. Without limiting the generality of the foregoing, effective as of the Closing, each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action that it or any of its respective Affiliates may have against the other Party or any of its Affiliates or its or their respective Representatives with respect to the subject matter of this Agreement, whether under any contract, misrepresentation, tort or strict liability theory, or under applicable Law, and whether in law or in equity, excluding any claim arising out of any Party’s rights or obligations pursuant to the Sections referenced in this Section 12.03 that expressly survive the Closing.

Section 12.04 Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the other Transaction Documents supersede all prior discussions and agreements between the Parties and their respective Affiliates with respect to the subject matter hereof and thereof and this Agreement and the other Transaction Documents contain the sole and entire agreement among the Parties and their respective Affiliates with respect to the subject matter hereof and thereof.

Section 12.05 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party shall pay all costs and expenses it has incurred or will incur in anticipation of, relating to or in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the Transactions as of the Closing; provided that the Purchaser, on the one hand, and the Sellers, on the other hand (and then pro rata based on their respective cost bearing percentages reflected in the Purchase Price Allocation Schedule), will each pay for 50% of any fees and expenses payable to the Escrow Agent pursuant to the Escrow Agreement.

Section 12.06 Disclosure. Unless the context otherwise requires, all capitalized terms in the Disclosure Schedule and the Purchaser Disclosure Schedule have the respective meanings assigned in this Agreement. The Parties may, at their option, include in the Disclosure Schedule and the Purchaser Disclosure Schedule items that are not material, and any such inclusion (including any references to dollar amounts) shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.

Section 12.07 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 12.08 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each Party.

Section 12.09 No Third Party Beneficiary. Except as expressly provided in Section 7.03(b) (Access), Section 7.06 (Indemnification of Directors and Officers), Section 11.02 (Effect of Termination), Section 12.08 (Amendment), this Section 12.09 (No Third Party Beneficiary), Section 12.13(a) (Governing Law; Jurisdiction) and Section 12.15 (Non-Recourse), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and it is not the Parties’ intention to confer third party beneficiary rights upon any other Person.

Section 12.10 Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement or any of its rights, interests or obligations hereunder without the express prior written consent of the other Parties, and any attempted assignment without such consent shall be null and void ab initio. Notwithstanding the foregoing, the Parties agree that the Purchaser may assign any of or all its rights, interests and obligations under this Agreement to purchase the General Partner Interests to any wholly owned Subsidiary of the Purchaser, but no such assignment shall relieve the Purchaser of any of its obligations hereunder.

Section 12.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of each Party under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, and, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 12.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 12.13 Governing Law; Jurisdiction.

(a) THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS AND ANY OTHER DOCUMENT OR INSTRUMENT DELIVERED PURSUANT HERETO OR THERETO, AND ANY ACTIONS (WHETHER IN CONTRACT, TORT, STRICT LIABILITY, AT LAW, IN EQUITY OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS (INCLUDING ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION HEREWITH OR THEREWITH OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (INCLUDING ITS LAWS REGARDING STATUTES OF LIMITATIONS), EXCLUDING ANY PRINCIPLES OF CONFLICT OF LAWS THEREOF THAT WOULD CAUSE THE LAWS OF ANOTHER JURISDICTION TO APPLY.

(b) THE PARTIES ACKNOWLEDGE AND AGREE THAT THE APPROPRIATE, EXCLUSIVE AND CONVENIENT FORUM (THE “FORUM”) FOR ANY ACTIONS BETWEEN THE PARTIES ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS SHALL BE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND ANY STATE APPELLATE COURT THEREFROM LOCATED WITHIN THE STATE OF DELAWARE (OR, ONLY IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY FEDERAL OR STATE COURT LOCATED WITHIN THE STATE OF DELAWARE). EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT SOLELY FOR THE PURPOSE OF ANY SUCH ACTIONS. NO PARTY SHALL BRING ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS IN ANY COURT OR JURISDICTION OTHER THAN THE FORUM; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 12.13 SHALL LIMIT THE RIGHTS OF THE PARTIES TO OBTAIN EXECUTION OF A JUDGMENT IN ANY OTHER JURISDICTION. TO THE EXTENT PERMITTED BY LAW, A FINAL AND NON-APPEALABLE ORDER OR JUDGMENT AGAINST A PARTY IN ANY ACTION CONTEMPLATED BY THIS SECTION 12.13 SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON SUCH ORDER OR JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH ORDER OR JUDGMENT.

(c) EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANOTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS, THE CONFIDENTIALITY AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE TRANSACTION. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, THE CONFIDENTIALITY AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE TRANSACTION. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 12.13. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 12.13 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 12.14 Specific Performance.

(a) Notwithstanding anything to the contrary in this Agreement, but subject to Section 11.02, (i) each Party recognizes and acknowledges that a breach by it of any applicable covenants, agreements or obligations contained in this Agreement shall cause the other Party to sustain irreparable harm for which they would not have an adequate remedy at Law, and therefore, in the event of any such breach, the aggrieved Party shall, without the posting of bond or other security (any requirement for which each Party hereby waives), be entitled to the remedy of specific performance of such covenants, agreements and obligations, including injunctive and other equitable relief, in addition to any other remedy to which it might be entitled, (ii) a Party shall be entitled to an injunction or injunctions to prevent breaches of any covenants, agreements or obligations contained in this Agreement and (iii) in the event that any Action is brought in equity to enforce such covenants or agreements, neither Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at Law.

(b) If the Sellers bring an action for specific performance pursuant to this Section 12.14, and a court rules that the Purchaser breached this Agreement in connection with its failure to effect the Closing in accordance with this Agreement, then the Purchaser shall pay all of the Sellers’ costs and expenses (including attorneys’ fees) in connection with all actions to seek specific performance of the Purchaser’s obligations pursuant to this Agreement and all actions to collect such costs or expenses. For the avoidance of doubt, in no event shall the exercise of the Sellers’ right to seek specific performance pursuant to this Section 12.14 reduce, restrict or otherwise limit the Sellers’ rights to pursue all applicable remedies at law, including terminating this Agreement pursuant to Section 11.01.

Section 12.15 Non-Recourse. Each Transaction Document shall be enforceable only against, and any Action based upon, arising under, out of or in connection with or related in any manner to a Transaction Document, or the Transactions shall be brought only against the parties signatory thereto, and then only with respect to the specific obligations set forth therein that are applicable to such party. No Person that is not a party to the applicable Transaction Document, including any past, present or future Representative or Affiliate of such party or any Affiliate of any of the foregoing (each, a “Nonparty Affiliate”), shall have any Liability (whether in contract, tort, strict liability, at Law, in equity or otherwise) for any claims, causes of action, Liabilities or other obligations arising under, out of or in connection with or related in any manner to such Transaction Document or the Transactions, or based upon, in respect of or by reason of such Transaction Document or the negotiation, execution, performance or breach of any of the Transaction Documents. To the extent permitted by Law, each party hereby (a) waives and releases all such claims, causes of action, Liabilities and other obligations against any such Nonparty Affiliates, (b) waives and releases any and all claims, causes of action, rights, remedies, demands or Actions that may otherwise be available to avoid or disregard the entity form of a party or otherwise impose the Liability of a party on any Nonparty Affiliate, whether granted by Law or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise, and (c) disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement and any representation or warranty made in, in connection with or as an inducement hereto.

Section 12.16 Privileged Communications. As to all communications among Vinson & Elkins L.L.P. or the Sellers’ in-house counsel, on the one hand, and the Sellers, any Target Company or any of their respective Affiliates or Representatives, on the other hand, that relate in any way to the Transactions and that constitute attorney-client privileged communications or are otherwise privileged under Law (collectively, the “Privileged Communications”), the privilege and the expectation of client confidence belongs to the Sellers, may be controlled by the Sellers and shall not pass to or be claimed by the Purchaser, any Target Company or Affiliate or Representative thereof; provided, however, that with respect to any Privileged Communications that (a) are (i) related to the Business or (ii) any assets, Liabilities, Losses, Actions or other matters associated with any Target Company and (b) are only tangentially related to the Transactions (collectively, the “Excluded Communications”), the privilege and the expectation of client confidence belongs to the applicable Target Company, may be controlled by such Target Company and shall pass to and may be claimed by the Purchaser or any Target Company. The Privileged Communications (other than the Excluded Communications) are the Sellers’ property, and, from and after the Closing Date, none of the Purchaser, the Target Companies or any of their respective Affiliates, nor any Person purporting to act on behalf of the Purchaser, any Target Company or any of their respective Affiliates, shall seek to obtain any such Privileged Communications, whether by seeking a waiver of the privilege or through other means. As to any such Privileged Communications prior to the Closing Date, none of the Purchaser, the Target Companies or any of their respective Affiliates, successors or assigns may disclose, use or rely on in any way any of such Privileged Communications after the Closing; provided, however, that the foregoing sentence shall not restrict the ability of the Purchaser, the Target Companies or any of their respective Affiliates to challenge the fact that any communication constitutes a Privileged Communication (other than as a result of the Purchaser becoming the owner of the Purchased Interests). The Sellers and their Affiliates may use any such Privileged Communications in connection with any dispute that relates in any way to the Transactions; provided, however, that in the event a dispute arises between the Purchaser or a Target Company, on the one hand, and a third Person (other than the Sellers or their Affiliates) after the Closing, the Target Companies may assert the privilege to prevent disclosure of any such Privileged Communications to such third Person; and, provided, further, that the Target Companies shall not, unless required by Law, waive such privilege without the Sellers’ prior written consent.

Section 12.17 Financing Sources. Notwithstanding anything in this Agreement to the contrary (but in all cases subject to and without in any way limiting the rights, remedies and claims of Purchaser and its Affiliates under or pursuant to any commitment letter or any other agreement entered into with respect to the Financing), each of the parties to this Agreement on behalf of itself and each of its Affiliates hereby: (a) agrees that any legal action involving the Financing Sources (whether in law or in equity, whether in contract or in tort or otherwise) arising out of or relating to this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County and any appellate court thereof (each such court, the “Subject Courts”) and each party hereto irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court and agrees that any such dispute shall be governed by, and construed in accordance with, the Laws of the State of New York (provided, however, that notwithstanding the forgoing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, it is understood and agreed that (A) the interpretation of the definition of Material Adverse Effect (and whether or not a Material Adverse Effect has occurred), (B) the determination of the accuracy of any “specified acquisition agreement representation” (as such term or similar term may be defined in any commitment letter) and whether as a result of any inaccuracy thereof the Purchaser or any of its Affiliates have the right to terminate its or their obligations hereunder pursuant to Section 11.01(d) or decline to consummate the Closing as a result thereof pursuant to Article VIII and (C) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, shall in each case be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of Laws of any other jurisdiction), (b) agrees not to bring or support or permit any of its Affiliates to bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise), against the Financing Sources in any way arising out of or relating to this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such Subject Court, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable legal requirements trial by jury in any legal action brought against the Financing Sources in any way arising out of or relating to this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that none of the Financing Sources will have any liability to any of Sellers or their respective Affiliates relating to or arising out of this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that none of Sellers or their respective Affiliates shall bring or support any legal action, including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources relating to or in any way arising out of this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action involving any Financing Source or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason, and (g) agrees (x) that the Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Section 12.17 (and the definitions of any terms used in this Section 12.17) and (y) to the extent any amendments to any provision of this Section 12.17 (or, solely as they relate to such Section, the definitions of any terms used in this Section 12.17) are materially adverse to the Financing Sources, such provisions shall not be amended without the prior written consent of the Financing Sources. Notwithstanding anything contained herein to the contrary, nothing in this Section 12.17 shall in any way affect any party’s or any of their respective Affiliates’ rights and remedies under any binding agreement between a Financing Source and such party.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized representative of each Party as of the Signing Date.

SELLERS:

GIP III TROPHY ACQUISITION PARTNERS, L.P.

By: Global Infrastructure GP III, L.P., its general partner

By: Global Infrastructure Investors III, LLC, its general partner

By:	/s/ Salim Samaha
Name:	Salim Samaha
Title:	Partner

MEDALLION MANAGEMENT, L.P.

By: GIP III Trophy GP 2, LLC, its general partner

By:	/s/ Matthew Harris
Name:	Matthew Harris
Title:	Manager

Signature Page to

Purchase and Sale Agreement

GIP III TROPHY 2 GP, LLC

By:	/s/ Matthew Harris
Name:	Matthew Harris
Title:	Manager

Signature Page to

Purchase and Sale Agreement

PURCHASER:

ONEOK, INC.

By:	/s/ Pierce H. Norton II
Name:	Pierce H. Norton II
Title:	President and Chief Executive Officer

Signature Page to

Purchase and Sale Agreement

Exhibit A

ACCOUNTING PRINCIPLES AND SAMPLE CALCULATIONS

[Omitted.]

Exhibit B

FORM OF ASSIGNMENT AGREEMENT

[Omitted.]

Exhibit C

FORM OF MUTUAL RELEASE

[Omitted.]

Exhibit D

FORM OF ESCROW AGREEMENT

[Omited.]

Exhibit E

JOINDER AGREEMENT

[Omitted.]